UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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AAR CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One AAR Place
1100 N. Wood Dale Road
Wood Dale, IL 60191

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, OCTOBER 17, 2007

The Annual Meeting of Stockholders of AAR CORP. for the year 2007 will be held at AAR CORP.’s headquarters, One AAR Place, 1100 North Wood Dale Road, Wood Dale, Illinois, on Wednesday, October 17, 2007, at 9:00 A.M. (Chicago time). At the meeting, stockholders will be asked to:

1.                Elect four Class II directors to serve until the 2010 Annual Meeting of Stockholders;

2.                Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2008;

3.                Transact any other business that may properly come before the 2007 Annual Meeting or any adjournment(s) or postponement(s) of the meeting.

By Order of the Board of Directors
Howard A. Pulsifer
Secretary

August 31, 2007

YOUR VOTE IS IMPORTANT

PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED STAMPED, ADDRESSED ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET SO THAT IF YOU ARE UNABLE TO ATTEND THE MEETING, YOUR SHARES MAY NEVERTHELESS BE VOTED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

2007 Annual Meeting of Stockholders

PROXY STATEMENT

One AAR Place
1100 N. Wood Dale Road
Wood Dale, Illinois 60191

i

Appendix 1	AAR Corp. Categorical Standards and Policy for Determining Director Independence	A-1

ii

One AAR Place
1100 N. Wood Dale Road
Wood Dale, Illinois 60191

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
October 17, 2007

I. VOTING INFORMATION

This Proxy Statement and the enclosed proxy card were mailed to stockholders on or about August 31, 2007, in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the 2007 Annual Meeting (“Annual Meeting”).

Who is entitled to vote?

If you were a stockholder of record (i.e., you hold your shares in your own name rather than through a broker, bank or other nominee) on August 20, 2007, the Company’s record date, you may vote your shares at the Annual Meeting. If you were a street-name stockholder (i.e., you hold your shares through a broker, bank or other nominee) on that date, you are considered a “beneficial owner” of the stock. To vote those shares at the Annual Meeting, you must give voting instructions to your broker, bank or other intermediary who is the “nominee holder” of your shares. The Company has directed brokers, banks and other nominee holders to obtain voting instructions from their beneficial owners. Proxies submitted by nominee holders on behalf of beneficial owners will count toward a quorum and will be voted as instructed by the nominee holder. You will receive additional instructions from your broker, bank or other nominee explaining how you may vote your shares held in street name. A list of registered stockholders entitled to vote will be available at the Company’s offices, 1100 N. Wood Dale Road, Wood Dale, Illinois, for 10 days prior to the meeting and at the meeting location during the meeting.

How do stockholders vote by proxy or in person?

If you owned common stock of the Company (“Common Stock”) outstanding at the close of business on the record date, August 20, 2007, you may vote at the Annual Meeting by completing, signing, dating and returning your proxy card in the postage-paid, addressed envelope provided, or you may vote in person at the Annual Meeting. On that date, 37,882,324 shares of Common Stock were outstanding. You will have one vote on each matter to be voted on for each share you owned on the record date.

How do stockholders vote by telephone or through the internet?

You are encouraged to vote either by telephone or through the internet. This will eliminate the need to sign, date and return your proxy card. You can vote by telephone or through the internet 24 hours a day, seven days a week, until 1:00 a.m. (central time) until the day of the Annual Meeting. If you vote by telephone or through the internet, please do not return your proxy card.

•      To vote by telephone:

➢     using a touch-tone phone, call 1-800-652-VOTE (8683) toll-free, enter the control number imprinted on your proxy card, and follow the voice prompts

•       To vote through the internet:

➢     Log onto the internet website at http://www.investorvote.com/expressvote and enter your voter control number imprinted on your proxy card and mark the appropriate boxes to enter voting instructions

How does a stockholder revoke a proxy?

You may revoke your vote at any time before your proxy is exercised, but only by (i) voting in person at the Annual Meeting, (ii) submitting another proxy by telephone or through the internet, or (iii) delivering a later dated, signed proxy to the Secretary of the Company.

How will proxy holders vote shares?

Proxies will be voted in accordance with instructions on the proxy. If no instructions are specified, the proxy will be voted FOR the election of the nominees for Class II director designated by the Board, FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm, and upon any other matter that may properly come before the Annual Meeting in the discretion and best judgment of the named proxy holders. If any director nominee becomes unavailable for election for any reason prior to the Annual Meeting vote, the Board may reduce the number of directors to be elected or substitute another person as nominee, and the named proxy holders will vote for the substitute nominee.

How will votes be counted?

All votes cast in person or by proxy will be tabulated by the inspectors of election appointed for the Annual Meeting. A majority of the outstanding shares of Common Stock entitled to vote, present in person or represented by proxy at the Annual Meeting, will constitute a quorum. The inspectors of election will treat directions to withhold authority, abstentions and broker non-votes (i.e., where a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such nominee does not possess or choose to exercise his discretionary authority with respect to such matter) as shares that are present for purposes of determining a quorum. Directions to withhold authority will have no effect on the election of directors, because directors are elected by a plurality of votes cast. Abstentions and broker non-votes will be disregarded for purposes of determining whether a matter has been approved, because they are not considered votes cast. It is not anticipated that there will be any broker non-votes on the election of directors or the ratification of the appointment of KPMG LLP since brokers will have discretion to vote on these proposals.

Who is the Company’s proxy solicitor?

The Company has engaged D. F. King & Co., 48 Wall Street, New York, New York, to assist the Company in soliciting proxies at a total estimated cost of $10,000, plus reasonable out-of-pocket expenses. The cost of soliciting proxies will be paid by the Company. D. F. King & Co. may solicit proxies by mail, telephone, facsimile, e-mail, or in person. Certain officers, directors and employees of the Company may also solicit proxies.

II. CORPORATE GOVERNANCE INFORMATION

General

The Company has an ongoing commitment to good governance and business practices. We regularly review our policies and procedures, giving due consideration to current developments and “best practices” in the area of corporate governance. We comply with all applicable Securities and Exchange Commission (“SEC”) rules and regulations and New York Stock Exchange (“NYSE”) listing rules and have adopted additional corporate governance practices that we believe are in the best interests of the Company and its stockholders.

Copies of the following corporate governance documents are available on the Company’s web site (www.aarcorp.com/investorrelations/corporategovernance):

•       Corporate Governance Guidelines

•       Categorical Standards and Policy for Determining Director Independence

•       Director Nominating Process and Selection Guidelines

•       Code of Business Ethics and Conduct

•       Audit Committee Charter

•       Compensation Committee Charter

•       Nominating and Governance Committee Charter

•       Executive Committee Charter

All these corporate governance documents are also available in print to any stockholder upon written request to the Secretary of the Company at the Company’s address listed on the first page of this Proxy Statement. The Company’s Code of Business Ethics and Conduct adopted by the Board of Directors applies to all employees, officers and directors of the Company, including the Chairman and Chief Executive Officer, the President and Chief Operating Officer, the Chief Financial Officer and the Chief Accounting Officer and Controller. Employees are encouraged to report to the Company any conduct that they believe in good faith to be in violation of the Code of Business Ethics and Conduct. Amendments to the Code of Business Ethics and Conduct and any waivers from the Code granted by the Board to directors or executive officers will be filed with the SEC in accordance with applicable rules and regulations and posted on the Company’s web site under the corporate governance link cited above.

The Company maintains an Ethics Assist Line through a third-party provider to receive confidential complaints, information, suggestions or recommendations, anonymously or otherwise, concerning the Company, its officers, directors and employees, policies, procedures, employment and business practices, accounting or audit matters, financial reporting or compliance with other Company policies or applicable regulatory or legal requirements. The Ethics Assist Line is toll-free and permits callers, at their election, to identify themselves or remain anonymous. The Ethics Assist Line can be accessed by dialing 1-800-418-6423 (x227) or via e-mail to confide2sv@securityvoice.com.

Information concerning insider transactions in the Company’s securities (SEC Section 16(a) Forms 3, 4 and 5) is also available on the Company’s web site (www.aarcorp.com/investor relations/insider trading).

Information concerning the structure, composition and independence of the Board of Directors and Committees of the Board of Directors, as well as information regarding director nomination and recommendation procedures, is provided in Section IV, “Board of Directors,” on page 7.

Related-Party Transactions

The Nominating and Governance Committee reviews, and makes recommendations to the Board of Directors with respect to, all related-party transactions and relationships involving a director or executive officer and the Company. The Company has no separate related-party transaction policy; rather, various policy and procedures, including the Company’s Code of Business Ethics and Conduct and the annul directors’ and officers’ questionnaires, require disclosure of transactions or relationships that may constitute conflicts of interest or require disclosure or affect an independence determination under the applicable SEC rules. Upon learning of a transaction or a relationship that may constitute a conflict of interest, require disclosure or cause a director not to be treated as independent, the Nominating and Governance Committee determines if further investigation is required and, if so, whether it should be conducted by the Company’s legal, internal audit, or other staff, or by outside advisors. The Nominating and Governance Committee reviews the related-party transaction or relationship, including the results of any investigation, and makes a recommendation to the Board of Directors whether to approve or reject the transaction or relationship. The Board of Directors then considers the matter and makes its decision. Transactions and relationships that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s Proxy Statement.

Mr. Ira A. Eichner, a former director and Founder and Chairman of the Board of the Company, who retired from the Board on October 19, 2005, provides consulting services to the Company pursuant to a consulting agreement that expires on October 18, 2010, under which he receives a quarterly consulting fee in the amount of $37,500. During Fiscal 2007, Mr. Eichner received $150,000 in consulting fees. Mr. Eichner is Founder and Chairman of the Board Emeritus, an honorary position, and Mr. Storch’s father-in-law.

Director nominee Norman R. Bobins is the Chairman of the Board and a former President and Chief Executive Officer of LaSalle Bank Corporation (“LaSalle Bank”) and former Senior Executive Vice President of ABN AMRO Bank N.V., the Dutch parent of LaSalle Bank. Since August, 2006, the Company has been party to a $140,000,000 unsecured revolving credit facility with LaSalle Bank National Association, an affiliate of LaSalle Bank, and various other Lenders. LaSalle Bank’s participation under the facility is $40,000,000. Under certain circumstances the revolving credit commitment can be increased up to a maximum of $175,000,000. The credit facility expires on August 31, 2010 and borrowings bear interest at LIBOR plus 125 to 200 basis points depending on specified financial measurements. The credit facility also includes a non-use fee which is currently 30 basis points on the unused portion of the facility. The facility was made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans. There were no borrowings outstanding under this facility during Fiscal 2007 and no interest was paid. The Company paid approximately $600,000 in fees and non-use charges under the facility during Fiscal 2007.

III. SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following tables show the shares of Common Stock beneficially owned, as of July 31, 2007, by (i) each current director and nominee for election to the Board, (ii) each executive officer named in the Summary Compensation Table, (iii) all directors and executive officers of the Company as a group, and (iv) each beneficial owner of more than 5% of the outstanding shares of Common Stock. Except as noted, the nature of beneficial ownership for shares shown in the tables is sole voting and investment power, and none of the shares shown in the tables are pledged by any of the persons listed.

Security Ownership of Management

Name	Shares Beneficially Owned[1]		Percent of Shares Outstanding if Greater than 1%
Norman R. Bobins	0
Michael R. Boyce	7,000
James G. Brocksmith, Jr.	22,000
James J. Clark	208,600
Gerald F. Fitzgerald, Jr.	12,500
Ronald R. Fogleman	22,000
James E. Goodwin	24,000
Patrick J. Kelly	10,500	[2]
Mark McDonald	11,521	[3]
Howard A. Pulsifer	195,672
Timothy J. Romenesko	247,089
David P. Storch	1,750,176	[4]	4.67%
Marc J. Walfish	29,000
Ronald B. Woodard	8,500
All directors and executive officers as a group	2,548,558	[1,2,3,4]	6.63%

1         Includes the following shares of the identified person that may be acquired within sixty days of July 31, 2007 through the exercise of stock options:  Mr. Brocksmith, 17,000 shares; Mr. Clark, 98,094 shares; Mr. Fogleman, 17,000 shares; Mr. Goodwin, 17,000 shares; Mr. Pulsifer, 113,678 shares; Mr. Romenesko, 146,868 shares; Mr. Storch, 881,183 shares; Mr. Walfish, 17,000 shares; and Mr. Woodard, 3,500 shares; and all directors and executive officers as a group, 2,439,145 shares.

2         Includes 8,000 shares beneficially owned through KMK & Associates, LLC in which Mr. Kelly is a one-third owner.

3         Includes 3,700 shares beneficially owned by Mr. McDonald’s dependent children, as to which Mr. McDonald disclaims beneficial ownership.

4         Includes 26,224 shares beneficially owned by Mr. Storch’s wife (18,810 shares) and minor children (7,414 shares), as to which Mr. Storch disclaims beneficial ownership.

Security Ownership of Certain Beneficial Owners

Name and Address	Shares		Percent of Shares
of Beneficial Owner	Beneficially Owned		Outstanding
Barclays Global 45 Fremont Street San Francisco, CA 94105	1,899,057	[1]	5.16%
FMR Corp. 82 Devonshire Street Boston, MA 02109	4,047,126	[2]	10.98%
Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	2,254,571	[3]	6.14%
Putnam Investments One Post Office Square Boston, MA 02109	1,643,416	[4]	5%

1         Based on a Schedule 13G filing dated January 9, 2007, the reporting person disclosed beneficial ownership with respect to the shares as follows:

(i)	sole voting power:	1,752,244
(ii)	shared voting power:	0
(iii)	sole investment power:	1,899,057
(iv)	shared investment power:	0

2         Based on a Schedule 13G filing dated February 14, 2007, the reporting person disclosed beneficial ownership with respect to the shares as follows:

(i)	sole voting power:	1,010,400
(ii)	shared voting power:	0
(iii)	sole investment power:	4,047,126
(iv)	shared investment power:	0

3         Based on a Schedule 13G filing dated February 12, 2007, the reporting person disclosed beneficial ownership with respect to the shares as follows:

(i)	sole voting power:	2,103,871
(ii)	shared voting power:	0
(iii)	sole investment power:	2,254,571
(iv)	shared investment power:	0

4         Based on a Schedule 13G filing dated February 3, 2006, the reporting person disclosed beneficial ownership with respect to the shares as follows:

(i)	sole voting power:	0
(ii)	shared voting power:	366,495
(iii)	sole investment power:	0
(iv)	shared investment power:	1,643,416

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of SEC Forms 3, 4 and 5 and upon related written representations furnished to the Company with respect to its most recent fiscal year, the Company believes that each person who, at any time during the fiscal year, was a director or officer filed on a timely basis all reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during the most recent fiscal year, except that Mr. McDonald filed a late Form 4 reporting a stock option exercise of 64,140 shares and the sale of 37,780 shares used to pay the related option exercise price and withholding taxes.

IV. BOARD OF DIRECTORS

The Restated Certificate of Incorporation and By-Laws of the Company provide that the Board shall consist of between three and fifteen directors, with the exact number of directors to be set from time to time by the Board. The number of directors is presently set at eleven with one vacancy for which the Board of Directors has proposed and recommends a nominee to be elected by Stockholders at the October Annual meeting. The members of the Board are divided into three classes: Class I (three directors), Class II (four directors) and Class III (four directors). One class is elected each year for a three-year term.

During the fiscal year beginning June 1, 2006 and ending May 31, 2007 (“Fiscal 2007”), the Board held five meetings. Seven incumbent directors attended 100% of the aggregate meetings of the Board and the committees on which they served during Fiscal 2007; due to medical reasons, Mr. Boyce and Mr. Walfish attended less than 75% of the aggregate meetings of the Board and the committees on which they served. All the members of the Company’s Board of Directors attended the Company’s 2006 Annual Meeting of Stockholders.

Director Independence

A majority of the members of the Board of Directors must be independent directors under the criteria established by the Board and under applicable NYSE rules. The Nominating and Governance Committee and the Board of Directors review each director annually and make a determination concerning independence after consideration of all known facts and circumstances. The Board has established categorical standards to assist it in determining director independence. The Company’s “Categorical Standards and Policy for Determining Director Independence” include all of the elements of the applicable SEC and NYSE rules with respect to director independence, as well as those of the Company, and are attached as Appendix 1 to this Proxy Statement. Based on these categorical standards and its review of all relevant facts and information available and the recommendations of the Nominating and Governance Committee, the Board, at its meeting in July 2007, affirmatively determined that no director has a material relationship with the Company that would impair the director’s ability to exercise independent judgment and, accordingly, each director is an independent director, except for David P. Storch, due to his status as Chairman of the Board and Chief Executive Officer of the Company, and Timothy J. Romenesko, due to his status as President and Chief Operating Officer of the Company. Under the NYSE rules, a director employed by the Company is not an independent director by definition.

The Board of Directors also affirmatively determined that director nominee Norman R. Bobins is independent. Mr. Bobins is the Chairman of the Board and former President and Chief Executive Officer of LaSalle Bank and former Executive Senior Vice President of ABN AMRO Bank N.V., the Dutch parent of LaSalle Bank. The Company has an unsecured revolving credit facility with LaSalle Bank National Association, an affiliate of LaSalle Bank. See “Corporate Governance Information — Related-Party Transactions” for additional information regarding this transaction. The Board considered this relationship in making its affirmative determination that Mr. Bobins is independent.

Executive Sessions

Independent directors of the Board meet in executive session without management as part of each regular Board meeting and otherwise when circumstances deem it advisable or necessary. The Chairman of the Nominating and Governance Committee presides at the executive sessions of independent directors.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with the Board, the Chairman of the Board, independent directors as a group, or any individual director or Committee Chairman by mail addressed to: AAR CORP., Attention: Independent Directors, or the name of the individual director, c/o Corporate Secretary, AAR CORP., 1100 N. Wood Dale Road, Wood Dale, Illinois 60191. The independent members of the Board of Directors have approved procedures for the processing, review and disposition of all communications sent by stockholders or other interested parties to the Board of Directors.

Code of Conduct for the Board of Directors

All directors are subject to the Company’s Code of Business Ethics and Conduct. Each director is furnished a copy of the Code of Business Ethics and Conduct at the time he becomes a director.

Board Committees

The Board has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and an Executive Committee. The following table shows the committee structure and membership:

Director	Audit Committee	Compensation Committee	Nominating & Governance Committee	Executive Committee
Michael R. Boyce		X	X
James G. Brocksmith, Jr.	X	Chair
Gerald F. Fitzgerald, Jr.	X
Ronald R. Fogleman		X	Chair
James E. Goodwin	Chair		X	X
Patrick J. Kelly		X
Timothy J. Romenesko				X
David P. Storch				Chair
Marc J. Walfish	X		X	X
Ronald B. Woodard	X	X

Audit Committee

The Audit Committee is comprised entirely of independent directors qualified to serve on the Audit Committee under applicable SEC regulations, NYSE rules and the Company’s Categorical Standards and Policy for Determining Director Independence. Its members are James E. Goodwin (Chairman), James G. Brocksmith, Jr., Gerald F. Fitzgerald, Jr., Marc J. Walfish, and Ronald B. Woodard. The Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert,” within the meaning of applicable SEC rules. In addition, the Board of Directors has determined that service by Mr. Brocksmith on the Audit Committee of more than three public companies does not impair his ability to serve effectively on the Company’s Audit Committee.

The Audit Committee acts pursuant to a written charter adopted by the Board of Directors. The charter was last reviewed and approved by the Audit Committee and the Board of Directors at their July 2007 meetings. The full text of the Audit Committee charter appears on the Company’s web site and is available in print to any stockholder upon written request to the Secretary of the Company at the Company’s address listed on the first page of this Proxy Statement.

The Audit Committee is primarily concerned with the integrity of the Company’s financial statements, compliance with legal and regulatory requirements and the performance of the Company’s internal audit function and independent registered accounting firm. The Audit Committee performs the specific functions described in its charter and, among other things:

•       approves and engages the independent registered public accounting firm who audits the Company’s consolidated financial statements;

•       pre-approves all non-audit/audit related services furnished by the independent registered public accounting firm;

•       maintains communication between the Board and the independent registered public accounting firm;

•       monitors the qualifications, independence and performance of the independent registered public accounting firm;

•       oversees and reviews the Company’s financial reporting processes and practices;

•       oversees and reviews the quality and adequacy of internal controls over financial reporting, disclosure controls and the organization and performance of the Company’s internal audit department;

•       reviews the scope and results of audits; and

•       meets with the independent registered public accounting firm representatives and internal audit department representative without members of management present.

The Audit Committee held seven meetings during Fiscal 2007. The Audit Committee Report for Fiscal 2007 appears on page 42.

Compensation Committee

The Compensation Committee is comprised entirely of independent directors as defined under applicable NYSE rules and the Company’s Categorical Standards and Policy for Determining Director Independence. Its members are James G. Brocksmith, Jr. (Chairman), Michael R. Boyce, Ronald R. Fogleman, Patrick J. Kelly, and Ronald B. Woodard.

The Compensation Committee acts pursuant to a written charter adopted by the Board of Directors. The charter was last reviewed by the Compensation Committee and the Board of Directors at their July 2007 meetings. The full text of the Compensation Committee charter appears on the Company’s web site and is available in print to any stockholder upon written request to the Secretary of the Company at the Company’s address listed on the first page of this Proxy Statement. The Compensation Committee is primarily concerned with establishing, reviewing and approving Chief Executive Officer compensation, reviewing and approving other senior executive compensation and overseeing the Company’s Stock Benefit Plan and any other compensation and employee benefit plans. The Compensation Committee performs the specific functions described in its charter and, among other things:

•       reviews and approves compensation policies and practices for all elected corporate officers, including named executive officers;

•       fixes the compensation of the Chairman and Chief Executive Officer and, together with the full Board, evaluates the Chief Executive Officer’s performance;

•       administers the Company’s annual cash incentive and long-term stock incentive programs for officers, the AAR CORP. Stock Benefit Plan, and the AAR Section 162(m) Incentive Goal Program;

•       recommends director compensation and benefits to the Board for approval; and

•       oversees administration of certain other employee benefit, director deferred compensation, savings and retirement plans.

The Compensation Committee held three meetings during Fiscal 2007. The Compensation Committee Report for Fiscal 2007 appears on page 17.

Nominating and Governance Committee

The Nominating and Governance Committee is comprised entirely of independent directors as defined under applicable NYSE rules and the Company’s Categorical Standards and Policy for Determining Director Independence. Its members are Ronald R. Fogleman (Chairman), Michael R. Boyce, James E. Goodwin, and Marc J. Walfish.

The Nominating and Governance Committee acts pursuant to a written charter adopted by the Board of Directors. The charter was last reviewed and approved by the Nominating and Governance Committee and the Board of Directors at their July 2007 meetings. The full text of the Nominating and Governance Committee charter appears on the Company’s web site and is available in print to any stockholder upon written request to the Secretary of the Company at the Company’s address listed on the first page of this Proxy Statement.

The Nominating and Governance Committee is responsible for both nominating and governance functions as described in its charter. The Nominating and Governance Committee performs the specific functions described in its charter and, among other things:

•       oversees the composition, structure and evaluation of the Board and its committees;

•       develops and recommends corporate governance guidelines for Board approval; and

•       monitors and screens directors for independence and recommends to the Board qualified candidates for election as directors and to serve on Board committees.

In seeking qualified candidates, the Nominating and Governance Committee obtains referrals from management, other directors and business and community leaders, and may retain the services of a consultant to assist in identifying candidates. The Nominating and Governance Committee seeks candidates that complement the Board as a whole and who collectively are strong and diverse in knowledge, skills, experience, and background. The Committee screens all candidates in the same manner regardless of the source of the recommendation. When selecting nominees, including those proposed by stockholders, the Committee looks for candidates who are independent and have a high level of integrity and professional and personal ethics and values, as well as demonstrated business acumen, leadership and policy making experience or special technical skills, irrespective of gender or ethnicity, as well as other factors the Committee deems appropriate. The Committee has full discretion in considering its nominations to the Board. The Company’s Director Nominating Process and Selection Guidelines appear on the Company’s web site and are available in print to any stockholder upon written request to the Secretary of the Company at the Company’s address listed on the first page of this Proxy Statement. The Nominating and Governance Committee will consider director candidates recommended by stockholders in the same manner as other candidates. Stockholders may submit a proposed nomination to the Nominating and Governance Committee for consideration with respect to the Annual Meeting of Stockholders for the year 2008 by writing to the Secretary, AAR CORP., One AAR Place, 1100 N. Wood Dale Road, Wood Dale, Illinois 60191. To be considered, proposed nominations must be received prior to April 21, 2008, must state the reasons for the proposed nomination and contain the full name and address of each proposed nominee, as well as a brief biographical history setting forth past and present directorships, employment and occupations, and any other qualifications. Proposed nominations must also include a statement indicating that the proposed nominees have consented to being named in the Proxy Statement and to serve if elected.

The Nominating and Governance Committee held two meetings during Fiscal 2007.

Executive Committee

The Executive Committee is comprised of David P. Storch (Chairman), James E. Goodwin, Timothy J. Romenesko and Marc J. Walfish. Mr. Goodwin and Mr. Walfish are each independent directors as defined by applicable NYSE rules and the Company’s Categorical Standards and Policy for Determining Director Independence.

The Executive Committee acts pursuant to a written charter adopted by the Board of Directors. The charter was last reviewed and approved by the Executive Committee and the Board of Directors at their July 2007 meetings. The full text of the Executive Committee charter appears on the Company’s web site and is available in print to any stockholder upon written request to the Secretary of the Company at the Company’s address listed on the first page of this Proxy Statement.

The Executive Committee is authorized to meet between meetings of the Board of Directors and exercise certain powers of the Board with respect to urgent matters or other matters referred to it by the Board for deliberation or action, subject to limitations imposed by the Committee’s charter, the Board, applicable law and the Company’s By-Laws.

The Executive Committee held one meeting during Fiscal 2007.

Directors’ Compensation

The Board believes that compensation for any director who is not an officer or employee of the Company or any subsidiary (“Non-Employee Director”) should be primarily a mix of cash and equity compensation. Director compensation and benefits are recommended to the Board of Directors from time to time by the Compensation Committee for Board approval.

Currently, each Non-Employee Director receives an annual retainer of $35,000, a fee of $2,500 for attendance at each meeting of the Board or of any Board committee attended in person ($1,250 per meeting for telephonic Board and Committee meetings), plus reimbursement of expenses. Each committee chairman receives an additional $5,000 annual retainer. In addition, each Non-Employee Director, upon being elected a director, receives term life insurance coverage of $200,000 and is eligible (with spouse) to participate in a Company-paid, annual physical program. Directors who are officers or employees of the Company or any subsidiary receive no additional compensation for service on the Board or any of its committees. The Company also reimburses its directors and, in certain circumstances, spouses who accompany directors, for travel, lodging and related expenses they incur in attending Board and Committee meetings.

Annual retainer fees are paid quarterly; Committee Chairman retainer fees are paid annually; meeting fees are paid promptly following each meeting attended, as are reimbursement of expenses. Each Non-Employee Director may elect to defer receipt of the annual retainer and meeting fees pursuant to the Company’s Non-Employee Directors’ Deferred Compensation Plan. Under the Plan, deferred retainer fees are converted into stock units equivalent to shares of Common Stock, and deferred meeting fees are credited with interest quarterly based on the 10-year United States Treasury Bond rate. Distributions of deferred retainer fees under the plan occur in cash or equivalent value Common Stock, at the participant’s election, and distribution of deferred meeting fees are made in cash upon termination of service on the Board and on the happening of certain other events, as specified in the plan.

Each Non-Employee Director also is eligible to receive discretionary stock option grants and restricted stock awards from time to time under the AAR CORP. Stock Benefit Plan, as may be determined by the Compensation Committee. Historically, each Non-Employee Director received an annual stock option grant that expires ten years from the date of grant and becomes exercisable in 25% increments on each anniversary grant date at the closing NYSE price on the date of grant. All unvested stock options became fully vested on May 1, 2006. Commencing in Fiscal 2006, the Compensation Committee determined that, based on a value of approximately $40,000 per year at the then current stock price, each Non-Employee Director should receive an annual restricted stock award of 2,500 shares in each of Fiscal Years 2006, 2007, 2008 and 2009 (having a grant date of July 10 of each year), vesting pro rata over a three-year period. Consistent with the foregoing, each Non-Employee Director received a 2,500 share restricted stock grant in Fiscal 2007 having a grant date of July 10, 2006 and for Fiscal 2008 having a grant date of July 10, 2007. Restricted stock recipients are entitled to receive stock dividends, if any, on restricted stock grants.

The Company terminated the AAR CORP. Non-Employee Directors’ Retirement Plan effective April 10, 2001. Any Non-Employee Director who was a director on the plan’s effective date of termination or a retired director then receiving benefits under the plan continues to be eligible to receive benefits pursuant to the terms of the plan as the plan was in effect and applicable to such participant on the earlier of the date of Plan termination or date of retirement. Benefits are paid upon reaching age 65 and retirement from the Board if such director has completed at least five years of service as a director. Benefits are paid quarterly in cash in an amount equal to 25% of the annual retainer payable from time to time to an active director and are paid for a period equal to the total number of years of service as a director to a maximum of ten years or until death. Continuing liabilities under the plan are unfunded. As of May 31, 2007, six former directors are receiving retirement benefits under the plan, one former director is eligible to receive benefits under the plan upon reaching age 65, and one current director, Mr. Brocksmith, is eligible to receive benefits under the plan upon retirement from the Board.

The following table details the total compensation paid to the Company’s Non-Employee Directors for Fiscal 2007:

Director Compensation Table1

Name	Fees Earned or Paid in Cash($)[2]	Stock Awards($)[3]	Option Awards($)[4]	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings($)[5]	All Other Compensation ($)[6]	Total ($)
Michael R. Boyce	45,000	44,200	0	0	0	0	89,200
James G. Brocksmith, Jr.	71,250	44,200	0	0	26,300	2,250	144,000
Gerald F. Fitzgerald, Jr.	53,750	31,700	0	0	0	0	85,450
Ronald R. Fogleman	62,250	44,200	0	0	0	5,400	111,850
James E. Goodwin	71,250	44,200	0	0	0	4,500	119,950
Patrick J. Kelly	38,750	31,700	0	0	0	0	70,450
Marc J. Walfish	56,250	44,200	0	0	0	1,300	101,750
Ronald B. Woodard	66,250	44,200	0	0	0	0	110,450

1         Mr. Storch and Mr. Romenesko are not included in this table as they are employee directors and receive no additional compensation for their service as directors. Their compensation from the Company is set forth on the Summary Compensation Table in this Proxy Statement.

2         The following table provides a breakdown of director fees earned or paid in cash for fiscal 2007:

Name	Annual Retainer ($)	Committee Chair Retainer Fees ($)	Committee Fees ($)	Total ($)
Michael R. Boyce	35,000	0	10,000	45,000
James G. Brocksmith, Jr.	35,000	5,000	31,250	71,250
Gerald F. Fitzgerald, Jr.	35,000	0	18,750	53,750
Ronald R. Fogleman	35,000	5,000	22,250	62,250
James E. Goodwin	35,000	5,000	31,250	71,250
Patrick J. Kelly	26,250	0	12,500	38,750
Marc J. Walfish	35,000	0	21,250	56,250
Ronald B. Woodard	35,000	0	31,250	66,250

3         The amounts in this column represent the Company’s expense recognized in Fiscal 2007 for financial statement reporting purposes computed in accordance with FAS 123(R), disregarding any adjustments for potential forfeitures, and thus includes amounts attributable to awards made in prior years. The grant date fair value, computed in accordance with FAS 123(R), of restricted stock awarded to each Non-Employee Director in Fiscal 2007 is $22.68 per share. As of May 31, 2007, the number of restricted shares held by each Non-Employee Director was as follows: Mr. Boyce 4,167 shares; Mr. Brocksmith 4,167 shares; Mr. Fitzgerald 2,500 shares; Mr. Fogleman 4,167 shares; Mr. Goodwin 4,167 shares; Mr. Kelly 2,500 shares; Mr. Walfish 4,167 shares; and Mr. Woodard 4,167 shares.

4         The amounts in this column represent the Company’s expense recognized in Fiscal 2007 for financial statement reporting purposes computed in accordance with FAS 123(R). No stock options were granted to Non-Employee Directors in Fiscal 2007 and all previously issued options held by directors are fully vested. The aggregate number of shares issuable pursuant to stock options held by each Non-Employee Director as of May 31, 2007 was as follows:  Mr. Boyce, 0; Mr. Brocksmith, Jr., 17,000; Mr. Fitzgerald, Jr.,0; Mr. Fogleman, 17,000; Mr. Goodwin, 17,000; Mr. Kelly, 0; Mr. Walfish, 17,000; and Mr. Woodard, 3,500.

5         Mr. Brocksmith is the only continuing director eligible for a benefit under the Company’s Non-Employee Directors’ Retirement Plan. The amount in this column represents the increase in the present value of accumulated benefits under the Company’s Non-Employee Directors’ Retirement Plan, as of May 31, 2007 determined using assumptions consistent with those used for reporting purposes in the Company’s 2007 Form 10-K. There were no above-market earnings credited under the Company’s Non-Employee Directors’ Deferred Compensation Plan.

6         Includes reimbursed expenses in connection with spousal travel and/or travel and hotel expense in connection with the Company-paid executive/spouse annual physical program, as well as the cost of the annual physical program and the cost of term life insurance.

V. PROPOSAL 1
ELECTION OF DIRECTORS

The Board of Directors is presently divided into three classes, each having three-year terms that expire in successive years. The Board of Directors has nominated four directors to be elected in Class II at the Annual Meeting, each to serve a three-year term expiring at the 2010 Annual Meeting or until the individual is succeeded by another qualified director who has been duly elected.

The nominees for Director in Class II this year are Norman R. Bobins, Gerald F. Fitzgerald, Jr., James E. Goodwin, and Marc J. Walfish.

Information about the nominees and continuing directors whose terms expire in future years is set forth in Section VI below.

Each nominee, except Mr. Bobins, is currently serving as a director of the Company and each nominee has been determined by the Board to be “independent” within the meaning of NYSE rules. Mr. Bobins was recommended for consideration as a director nominee by the Chairman and Chief Executive Officer of the Company and the Nominating and Governance Committee. He was nominated by the Board of Directors for election as a Director based on his extensive business experience, financial and banking expertise and the needs of the Company. The Board of Directors has determined that Mr. Bobins is qualified to serve on the Board as an “independent” director within the meaning of NYSE rules. The Board expects each nominee to serve if elected as a director. Under Delaware law and the Company’s By-Laws, the nominees for director who individually receive the greatest number of votes shall be elected directors of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT
STOCKHOLDERS VOTE FOR ALL NOMINEES

VI. INFORMATION ABOUT THE NOMINEES AND CONTINUING DIRECTORS

Information about the nominees and continuing directors whose terms expire in future years is set forth below:

Director Since
NOMINEES FOR TERMS EXPIRING IN 2010
Class II Directors whose terms expire at the 2007 Annual Meeting and Class II Nominees:

NORMAN R. BOBINS, 64: From 2000 to 2003 and 2007 to present, Chairman of the Board of LaSalle Bank Corporation (a financial institution). From 2006 to 2007, President and Chief Executive Officer of ABN AMRO NorthAmerica. From 2001 to 2007, President and Chief Executive Officer at LaSalle Bank Corporation. From 2006 to present Senior Executive Vice President at ABN AMRO Bank N.V., the Dutch parent of LaSalle Bank Corporation .

Nominee
Other directorships: LaSalle Bank Corporation, NICOR, Inc. and Metal Management, Inc.
GERALD F. FITZGERALD, JR., 57: Since 2000, Chairman and President, Cornerstone Bancorp, Inc. Since 1997, Chairman and President of LaSalle Bancorp, Inc. (LaSalle, IL). From 1990 to 1994, President and Chief Executive Officer of Suburban Bancorp, Inc.	2006
JAMES E. GOODWIN, 63: Since 2001, an independent business consultant. From 1999 to 2001, Chairman and Chief Executive Officer of UAL, Inc. and United Airlines, Inc., where he retired after 34 years. From 1998 to 1999, President and Chief Operating Officer of United Airlines, Inc. From 1992 to 1998, Senior Vice President of United Airlines, Inc.	2002
Other directorships: First Chicago Bancorp; DBS Communications Inc., and Federal Signal Corp.
MARC J. WALFISH, 55: Founding Partner of Merit Capital Partners (a Mezzanine investor company) in 2003. From 1991 to 2003, William Blair Mezzanine Capital Partners. From 1978 to 1991, Prudential Capital Corporation, most recently as Senior Vice President.	2003
CONTINUING DIRECTORS:
Class III Directors whose terms expire at the 2008 Annual Meeting:
RONALD R. FOGLEMAN, 65: Since 1997, President and Chief Operating Officer of B Bar J Cattle Company (a consulting company) and Chairman of the Durango Group, LLC (a consulting and business development company). From 1994 to 1997, General, Chief of Staff, Headquarters United States Air Force, Washington, D.C.	2001
Other directorships: Alliant Techsystems, Inc.; Alpha Security Group; and World Air Holdings, Inc.
PATRICK J. KELLY, 52: Since 1980, Chief Executive Officer of Resource One (a provider of computer programming services). Since 1986, Managing Director of KMK & Associates, LLC (a private equity firm with interests in companies operating in the distribution, technology, food, real estate and financial services industries).	2006

TIMOTHY J. ROMENESKO, 50: Since June 2007, President and Chief Operating Officer of AAR. From 1994 to 2007, Vice President, Chief Financial Officer and Treasurer. From 1991 to 1994, Corporate Controller of AAR.	2007
RONALD B. WOODARD, 64: Since 2003, Chairman of MagnaDrive, Inc. (an industrial torque transfer equipment company, which he co-founded following his retirement from The Boeing Company after 32 years). From 1995 to 1998, President of the Boeing Commercial Airplane Group. From 1991 to 1994, Vice President and General Manager of the Renton Division of Boeing Commercial Aircraft. From 1987 to 1991, President of deHavilland Aircraft. Prior to that, Vice President and General Manager of the Materiel Division of Boeing Commercial Aircraft, and various other management positions.	2004
Other directorships: Coinstar Inc.; Continental Airlines, Inc.; and Chairman, Seattle Symphony.
CONTINUING DIRECTORS:
Class I Directors whose terms expire at the 2009 Annual Meeting:
MICHAEL R. BOYCE, 59: Since 2005, Chairman and Chief Executive Officer of PQ Corporation (an industrial chemicals company). Since 1998, Chairman and Chief Executive Officer of Peak Investments. From 1990 to 1998, President and Chief Operating Officer of Harris Chemical Group, Inc.	2005
Other directorships: PQ Corporation.
JAMES G. BROCKSMITH, JR., 66: Since 1996, an independent business consultant. From 1990 to 1996, Deputy Chairman, and Chief Operating Officer of KPMG Peat Marwick, where he retired after 31 years.	2001
Other directorships: Alberto-Culver Company; Nationwide Financial Services, Inc.; and Sempra Energy.
DAVID P. STORCH, 54: Since June 2007, Chairman of the Board, and Chief Executive Officer of AAR. From October 2005 until June 2007, Chairman of the Board, President and Chief Executive Officer of AAR. From 1996 to October 2005, President and Chief Executive Officer of AAR. From 1989 to 1996, President and Chief Operating Officer of AAR. From 1988 to 1989, Vice President of AAR.	1989

VII. EXECUTIVE COMPENSATION

Compensation Committee’s Report On Executive Compensation

The Compensation Committee of the Board of Directors hereby furnishes the following report to the stockholders of the Company in accordance with applicable SEC rules.

The Compensation Committee states that it has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

James G. Brocksmith, Jr., Chairman
Michael R. Boyce
Ronald R. Fogleman
Patrick J. Kelly
Ronald B. Woodard

Compensation Discussion and Analysis

Overview

The Compensation Committee of the Company’s Board of Directors is responsible for structuring and administering executive compensation. The executive compensation program is designed to attract, motivate and retain talented executives to achieve corporate and business goals that will result in superior performance and increased stockholder value. The principal components of the Company’s executive compensation program are annual base salaries, annual cash incentive opportunities, long-term incentive opportunities, in the form of stock options and restricted stock awards, and retirement benefits, each of which is described below. The Company also provides a limited number of perquisites and other benefits as well as certain severance and Change in Control benefits, described below.

The Compensation Committee is comprised of five individuals, each of whom (i) has been determined by the Board of Directors to be an independent director of the Company under applicable NYSE rules and the Company’s Categorical Standards and Policy for Determining Director Independence, (ii) is a non-employee director for purposes of Rule 16b-3 of the Exchange Act, and (iii) is an outside director for purposes of Section 162(m) of the Internal Revenue Code. The Committee relies upon the judgment of its members in making compensation decisions after reviewing the performance of the Company and considering an executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career experience, and long-term potential to enhance shareholder value.

Executive Compensation Philosophy

The philosophy of the executive compensation program is to enable the Company to attract, motivate and retain talented executives capable of achieving strategic business initiatives and producing outstanding business performance and stockholder value. A principal compensation guideline of the Committee is that there be a strong link between pay and performance both at the Company level and the individual level. The types and levels of performance-based awards are set so that superior performance is rewarded with superior compensation, while below target performance results in below target overall compensation. Performance targets for the measures that are tied to variable compensation are representative of the Company’s expectations of high performance. As a result, the target total direct compensation for each executive, defined as the aggregate of base salary, bonus, and long-term incentives, is intended to be around the third quartile for the comparative group described below under “Market Comparisons for Setting Compensation Levels.”

Total compensation opportunities for each executive are intended to be competitive with those offered by other companies competing for talent in the Company’s employment market. In designing and administering the individual elements of the executive compensation program for each executive, the Compensation Committee strives to balance short-term and long-term incentive objectives and employ prudent judgment in establishing base salary levels and performance criteria, evaluating performance and determining actual incentive payments. To ensure competitiveness and reasonableness of the Compensation Committee’s compensation decisions, compensation consulting firms are retained periodically to advise the Compensation Committee in connection with both the design and implementation of the various elements of the program and the level of individual executive participation. The Company uses competitive compensation analyses by compensation consultants to establish base salaries and total compensation opportunities (not actual pay) for the Chairman of the Board and Chief Executive Officer, the President and Chief Operating Officer and other executive officers. These compensation opportunities are established at an appropriate level relative to the third quartile target based on compensation for such positions at other companies in the relevant employment market. Generally, as an executive’s level of responsibility increases, a greater percentage of total compensation opportunity is based on performance, and the mix of total compensation shifts toward stock, thereby aligning the long-term interests of senior executives with those of stockholders.

The Company’s Chief Executive Officer is responsible for bringing recommendations to the Compensation Committee regarding compensation actions for his direct reports, which include all of the executive officers named in the Summary Compensation Table. The Compensation Committee sets the Chief Executive Officer’s compensation. The Compensation Committee engages an independent consulting firm, Capital H Group, to assist it in reviewing the Chief Executive Officer’s and certain other executive officers’ compensation, primarily by compiling and analyzing compensation and performance data of the comparative group of companies described below on a position-by-position basis.

Market Comparisons for Setting Compensation Levels

The Company reviews compensation paid by a comparative group of companies in determining base salary, annual cash incentive opportunity and long-term incentive opportunity provided to its named executive officers. The Compensation Committee determined that the appropriate comparative group of companies for Fiscal 2007, based on the marketplace for executive talent in the Company’s businesses, were the companies in the S&P 600 Aerospace/Defense smallcap index. The S&P 600 Aerospace/Defense smallcap index consists of 13 companies, including AAR CORP., Applied Signal Technology, Armor Holdings, Inc., Ceradyne Inc., Cubic Corp., Curtiss-Wright Corp., EDO Corp., Esterline Technologies Corp., GenCorp Inc., Kaman Corp., Moog, Inc., Teledyne Technologies Inc., and Triumph Group Inc. The Committee also reviewed and considered survey information regarding the compensation practices of similarly-sized non-financial and non-insurance companies with annual revenues of $600 million to $1.5 billion, and positive return on equity in the past year.

In taking compensation actions, the Compensation Committee also reviews and considers historical compensation data for named executive officers. This includes rolling 10-year historical summaries of cash and equity compensation received by executive officers. When setting compensation levels for Mr. Storch in his employment agreement entered into on May 31, 2006, the Committee reviewed, and took into consideration, tally sheets prepared by Capital H Group, the Committee’s compensation consultant, summarizing Mr. Storch’s total annual compensation, including cash and non-cash direct compensation, cumulative benefits and savings under retirement plans and equity compensation programs, perquisites and potential payments on termination of employment, whether on a Change in Control of the Company or otherwise. The Committee also reviewed and considered substantially similar total compensation tally sheets when setting compensation levels for Mr. Romenesko in connection with his promotion to President and Chief Operating Officer of the Company on June 1, 2007.

Base Salary

The Company provides competitive base salaries designed to reward individual performance and contributions consistent with an executive officer’s position and responsibilities. Base salary levels of all elected corporate officers, including the Chairman of the Board and Chief Executive Officer, and the other named executive officers are reviewed annually by the Compensation Committee and may be adjusted depending upon:

•       the executive’s current salary;

•       the executive’s qualifications, responsibilities, assessed performance contribution, including significant changes in responsibility or performance related to established goals;

•       the executive’s tenure with the Company and the position held by the executive;

•       competitive salary considerations relative to similar positions at other companies competing for talent in the Company’s employment market; and

•       the recommendation of the Chief Executive Officer, in the case of all other executive officers.

Base salaries are generally set in the second and third quartiles of salary levels of comparable positions in the cited comparative group of companies. The Company does not target any specific proportion of total compensation when setting base salary.

Annual Cash Incentive Opportunities

The Compensation Committee believes that annual incentive opportunities, payable in cash, serve as an appropriate incentive for achievement of the Company’s short-term performance goals. Within the first 90 days of each fiscal year, the Company establishes specific performance goals for its executive officers, including the named executive officers, that govern the payment of annual cash bonuses for that fiscal year. The Company pays a cash bonus (not to exceed $5 million in any fiscal year), measured as a percentage of the executive officer’s salary, based on the extent to which the Company and the executive achieves applicable performance goals. Performance at a target level will result in a target bonus, and performance above or below target generally will result in payment of a bonus at a higher or lower percentage of salary, respectively. Performance below a minimum threshold will result in no bonus payment.

For Fiscal 2007, the performance goals for annual cash incentive opportunities for the named executive officers were based on net income (target of $40,400,000), return on invested capital (target of 7.5%), and a leverage ratio (target of 50%), except that the leverage ratio goal applied only to Mr. Storch, Mr. Romenesko and Mr. Pulsifer. For purposes of measuring attainment of these performance goals for Fiscal 2007, “net income” is the Company’s net income reported in its audited financial statements; return on invested capital means the percentage which results from dividing net operating profit after tax by the average invested capital; and leverage ratio is based on maintaining long-term recourse debt-to-capital ratio of 50% or less. The choice of these performance measures reflects the priority placed by the Company on preserving and growing stockholder wealth and maintaining a strong balance sheet. The two performance goals applicable to Mr. Clark and Mr. McDonald — income and return on invested capital — are based on the performance of their respective business groups (Aviation Supply Chain for Mr. Clark and Maintenance, Repair & Overhaul and Structure and Systems for Mr. McDonald), rather than overall Company performance.

The relative weight assigned to each of these performance goals for each named executive officer appears in the table below:

Name	Net Income[1]	Return on Invested Capital	Leverage Ratio
David R. Storch	50%	25%	25%
Timothy J. Romenesko	50%	25%	25%
James J. Clark	80%	20%	N/	A
Mark McDonald	75%	25%	N/	A
Howard A. Pulsifer	50%	25%	25%

1   Pre-Tax income in the case of Mr. Clark and Mr. McDonald.

The target annual bonus opportunities as a percentage of base salary for the named executive officers vary depending on position, the Company’s performance and the Committee’s individual assessment of their individual contributions, and are set forth in the table below:

Name	Threshold %	Target %	Maximum %[1]
David R. Storch	70%	100%	150%
Timothy J. Romenesko	37.5%	75%	150%
James J. Clark[2]	—	169%	—
Mark McDonald[2]	—	133%	—
Howard A. Pulsifer	32.5%	65%	130%

1         Maximum bonus is based upon attainment of performance goals at 120% of target.

2         Mr. Clark’s and Mr. McDonald’s incentive compensation program operates on a sliding scale. The target percentage is paid out if their respective business unit meets their respective specific incentive plan goals. A prorated amount of the target is paid when a goal is not met but exceeds a sliding threshold. There is no limit on the incentive payments each can receive under their respective plans, subject to a maximum of $5 million, since they receive a flat percentage of each dollar that their respective business unit exceeds the income goal. Under the incentive compensation programs, the Company reserves the right to reduce the amount payable based on personal performance and to reflect inclusion or exclusion of extraordinary items.

Annual cash bonuses granted for Fiscal 2007 performance to the named executive officers are set forth under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. As shown, Mr. Storch, Mr. Romenesko and Mr. Clark received actual cash bonuses in excess of their respective target annual cash incentive opportunities due to performance.

For the fiscal year ending May 31, 2008, the Compensation Committee again has set performance goals relating to income, return on invested capital, and a leverage ratio.

Long-term Incentive Opportunities

To reward executives in a manner that best aligns executives’ interests with stockholder interests, the Company implemented the stockholder-approved AAR CORP. Stock Benefit Plan (“Stock Benefit Plan”). This long-term incentive program consists of stock options, performance-based restricted stock awards, employment-based restricted stock awards, or any combination thereof, granted under the Stock Benefit Plan, in the discretion of the Compensation Committee. The Stock Benefit Plan also provides for the use of stock appreciation units; however, to date, no stock appreciation units have been granted. The specific terms of any restricted stock or stock option grants are determined by the Compensation Committee prior to the issuance of grants, subject to the provisions of the Stock Benefit Plan. The amount of equity incentive compensation granted is based upon the Company’s strategies and operational and future performance of the Company overall, and reflects the expected contributions to the Company’s future success.

Generally, when determining restricted stock and stock option grant opportunities, the Committee considers the recipient’s position and responsibilities in the Company, performance and contributions made during the preceding year, capabilities and potential for future contribution to the Company, the number of restricted stock shares and options previously granted to the recipient and, for senior management (including the named executive officers), their stock ownership relative to the Company’s stock ownership guidelines and the Chief Executive Officer’s recommendation. Under the Company’s stock ownership guidelines, the Chairman of the Board and Chief Executive Officer is expected to own Company stock having a value of at least three times his base salary; the President and Chief Operating Officer and other executive officers are expected to own stock having a value of at least 75% of their base salary; and directors are expected to own 10,000 shares of Company stock within four years of becoming a director.

The current long-term incentive vehicle for named executive officers is performance-based restricted stock with grants being issued based on performance over a two-year performance period, subject to a stock price provision that can accelerate the grant of the restricted stock award. Actual awards are based on the achievement of goals set by the Compensation Committee at the beginning of the performance period. For the two-year performance period beginning June 1, 2006 and ending May 31, 2008, the Compensation Committee set performance goals based on net income (target of $54,053,000 in Fiscal 2007 and $62,682,000 in Fiscal 2008) and return on invested capital (target of 8.0% in Fiscal 2007 and 9.2% in Fiscal 2008), subject to acceleration of the grant of the restricted stock on the 20th consecutive trading day after the Company’s common stock traded at an average stock price equal to 30% ($31.30 per share) above its price on the commencement of the performance period ($24.08 per share). In May 2007, the Company’s common stock reached the targeted price and the Company granted the restricted stock to the named executive officers, subject to the vesting provisions described below. These goals are solely for purposes of measuring performance under the long-term incentive program and are not intended to forecast future Company performance.

In connection with Mr. Romenesko’s promotion to President and Chief Operating Officer, on May 30, 2007 the Compensation Committee approved performance restricted stock opportunities for Mr. Romenesko (15,000 shares) based on performance against goals for a one-year performance period commencing June 1, 2007 and ending on May 31, 2008. The Compensation Committee set performance goals based on net income (target of $67,400,000) and return on invested capital (target of 9.7%), subject to acceleration of the grant of the restricted stock on the 20th day after the Company’s common stock trades at a stock price equal to 30% ($43.47 per share) over its price on the commencement of the performance period ($33.44 per share). These goals are solely for purposes of measuring performance under the long-term incentive program and are not intended to forecast future Company performance.

Once restricted stock awards are granted based upon satisfaction of the applicable performance goals, or the common stock price acceleration provision, they are subject to vesting periods designed to encourage executives to build their careers with the Company. The restricted stock issued for the two year performance period ending May 31, 2008, vests 20% on June 1, 2009, 40% on June 1, 2011, and 40% on June 1, 2013. The award recipient receives dividends, if any, on the restricted shares and also has the right to vote the restricted shares.

The Company did not grant any stock options to its named executive officers in Fiscal 2007 and currently intends, for the foreseeable future, to rely on grants of performance-based restricted stock to fund its long-term incentive opportunities for the named executive officers. Stock option grants, when previously granted, typically expire ten years from the date of grant or earlier upon termination of employment, become exercisable at fair market value based on the NYSE closing stock price on the date of grant in equal increments over a period of three to five years on successive grant anniversary dates or, in some instances, upon meeting pre-determined share price performance criteria. Stock option grant dates are determined by the Compensation Committee and generally are as of the date of approval by the Compensation Committee, or if the grant is in connection with a new hire or promotion of an employee, the grant date is the date of hire or the promotion date, as applicable.

Pursuant to the Company’s Stock Benefit Plan Internal Administrative Guidelines, the Compensation Committee may also establish grant dates for options at a specific future date. All unvested stock options became fully vested on May 1, 2006.

Retirement Benefits

The Company’s named executive officers participate in three retirement plans: the Retirement Plan, the Retirement Savings Plan and the Supplemental Key Employee Retirement Plan (the “SKERP”).

Retirement Plan

Benefit accruals under the tax-qualified Retirement Plan ceased for all highly compensated employees, including the named executive officers, on June 1, 2005. At termination of employment, a participant is eligible to receive the amount credited to his account under the Retirement Plan, which consists of (i) an opening balance for those participants who participated in the Retirement Plan at December 31, 1999 equal to the then present value of the benefit accrued as of such date, (ii) quarterly pay credits (through May 31, 2005 for highly compensated participants) based on the participant’s age and service, and (iii) quarterly interest credits until the account is distributed based on the 30-year Treasury securities rate for the November preceding each such year.

Retirement Savings Plan

The Retirement Savings Plan is a tax-qualified 401(k) plan that covers most U.S. employees. An employee can elect to defer up to 75% of his compensation on a pre-tax basis, up to a maximum of $15,500 in 2007, or $20,500 if age 50 or over. Unless an employee elects otherwise, participation is automatic at a 3% deferral rate. The Company provides a matching contribution equal to 20% of the participant’s deferrals (up to 5% of compensation), a profit sharing contribution of up to 4% of compensation based on the participant’s deferrals and the performance of the participant’s operating unit, and a retirement benefit contribution of up to 4% of compensation based on the participant’s age and service.

SKERP

The SKERP is a nonqualified retirement plan that contains a defined benefit portion and a defined contribution portion. Benefits accruals ceased as of October 1, 2001 for all employees other than Mr. Storch, Mr. Romenesko and Mr. Pulsifer and were distributed to the participants. The benefits accrued as of May 31, 2006 for the three remaining participants have been or will be converted to a lump sum and transferred by June 1, 2008 to the defined contribution portion of the SKERP.

The defined contribution portion of the SKERP is intended to provide eligible employees with the portion of their elective deferrals and the Company’s matching and profit sharing contributions that could not be made under the Retirement Savings Plan due to Internal Revenue Code limitations on the amount of compensation that can be taken into account in determining contributions ($225,000 in 2007). The Company also makes annual supplemental contributions equal to 22% of salary and bonus for Mr. Storch and 10% of salary and bonus for the other eligible named executive officers.

Executive Perquisites

In addition to the Company’s Welfare Plans and contractual benefits for executives discussed elsewhere in this Proxy Statement, it has been the Company’s historical practice to provide certain other executive perquisites to senior executives. The Company continues this practice and offers one or more of the following executive perquisites to named executive officers, depending on the individual executive’s position, years of service, level of responsibility and total compensation package:

•       Annual vehicle allowance.

•       Reimbursement of pre-approved professional, club and association fees and charges.

•       Reimbursement of travel and related expenses in connection with participation in meetings of pre-approved not-for-profit, educational and professional organizations.

•       Third party professional executive financial planning assistance.

•       Reimbursement of professional tax preparation fees.

•       Executive and spousal annual physical and preventative health program.

•       Participation in executive housing relocation program, including home purchase and reimbursement of relocation expenses.

•       Executive supplemental life, split dollar life, long-term disability, accidental death and dismemberment, and travel insurance.

•       Reimbursement of travel and related expenses for spouse traveling with Named Executive Officers.

The costs of such perquisites to the Company are included in the Summary Compensation Table below in accordance with SEC rules.

Employment, Severance and Change In Control Agreements

The Company does not have employment agreements with its executive officers, except for its Chairman and Chief Executive Officer, David P. Storch. See “Compensation Arrangement with Chief Executive Officer” on page 26 for a description of the compensation terms applicable to Mr. Storch under his employment agreement.

The Company has severance and Change in Control agreements with each of the named executive officers other than Mr. Storch. See “Potential Payments Upon Termination or Change in Control of the Company” on page 37 for a description of these agreements, including a description of the severance and Change in Control provisions applicable to Mr. Storch under his employment agreement.

In June, 2007, the Company adjusted the compensation of Timothy J. Romenesko in connection with his promotion to President and Chief Operating Officer of the Company, effective June 1, 2007. See footnote 1 to the Summary Compensation Table on page 24 for a description of the compensation terms applicable to Mr. Romenesko as President and Chief Operating Officer.

Impact of Favorable Accounting/Tax Treatment on Compensation

Federal Income Tax Considerations

IRC Section 162(m) generally prevents any public company from claiming a deduction for compensation in excess of $1 million for the Chief Executive Officer or any of the four highest compensated executive officers. This deduction limitation, however, does not apply to performance-based compensation that satisfies certain requirements under Section 162(m). The Compensation Committee has determined that it is in the best interests of the Company and its stockholders to structure compensation of executive officers so that compensation will not be subject to the deduction limit to the extent that it can reasonably do so in a manner that provides adequate incentives and allows the Company to attract and retain qualified executives. However, the Compensation Committee has previously and may in the future structure compensation arrangements that under certain circumstances may be subject to the deduction limit.

The Company maintains the AAR CORP 162(m) Incentive Goal Program. Under this Program, the annual cash bonuses and performance-based restricted stock awards under the Stock Benefit Plan qualified in Fiscal 2007 as performance-based compensation under Section 162(m). None of the compensation paid by the Company in Fiscal 2007 was subject to the Section 162(m) deduction limit.

As required under the tax rules, the Company must obtain stockholder approval every five years of the material terms of the performance goals for qualifying performance-based compensation, including annual incentive bonuses. The Company last received stockholder approval of the performance goals under its 162(m) Incentive Goal Program at the 2006 annual meeting.

SUMMARY COMPENSATION TABLE

The following table sets forth compensation information for the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers (“named executive officers”) for the Fiscal 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)[2]	Option Awards ($)[3]	Non-Equity Incentive Plan Compensation ($)[4]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[5]	All Other Compensation ($)[5,6]	Total ($)
DAVID P. STORCH	2007	741,500	0	855,500	0	1,094,800	43,900	612,700	3,348,400
Chairman Of The Board and Chief Executive Officer (also President for Fiscal 2007)
TIMOTHY J. ROMENESKO[1]	2007	330,000	0	221,400	0	402,500	29,000	152,300	1,135,200
PREsident and Chief Operating Officer (Vice President and Chief Financial Officer For Fiscal 2007)
JAMES J. CLARK	2007	299,400	0	214,900	0	568,500	6,800	112,300	1,201,900
Group Vice President — Aviation Supply Chain
MARK MCDONALD[7]	2007	299,400	0	207,300	0	231,600	2,400	95,970	836,670
Group Vice President, Maintenance, Repair & Overhaul And Structures & Systems
HOWARD A. PULSIFER	2007	286,400	0	165,700	0	186,300	102,500	123,300	864,200
Vice President General Counsel and Secretary

1          In connection with his promotion to President and Chief Operating Officer of the Company effective June 1, 2007, the Compensation Committee adjusted Mr. Romenesko’s compensation to reflect his increased responsibilities. The Compensation Committee established his base salary at $400,000, increased his target annual cash bonus incentive to 100% of base salary, and provided him an opportunity to receive 15,000 shares of restricted stock under the Company’s Stock Benefit Plan based on attainment of performance goals for the one-year period beginning June 1, 2007.

2          The amounts in this column represent the Company’s expense recognized in Fiscal 2007 for financial statement reporting purposes with respect to all outstanding restricted stock awards held by each named executive officer, computed in accordance with FAS 123(R), disregarding adjustments for potential forfeitures, and thus includes amounts attributable to stock awards made in Fiscal 2007 and prior years. See footnote 3 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for an explanation of the assumptions made by the Company in the valuation of these awards. The “Compensation Discussion and Analysis” section of this Proxy Statement contains additional information about the stock awards made in Fiscal 2007.

3          No stock options were granted to any named executive officer in Fiscal 2007 and all outstanding options held by the named executive officers have vested. Accordingly, the Company recognized no expense in Fiscal 2007 for financial statement reporting purposes with respect to stock options held by the named executive officers.

4          This column shows the annual cash incentives earned by each named executive officer for Fiscal 2007 under the Company’s bonus plan covering named executive officers. The “Compensation Discussion and Analysis” section of this Proxy Statement contains additional information about the incentive compensation.

5          This column includes amounts transferred from the defined benefit portion of the SKERP to the defined contribution portion of the SKERP for Messrs. Storch, Romenesko and Pulsifer. There were no above-market earnings credited under the Company’s Non-Employee Directors’ Deferred Compensation Plan.

6          All other compensation received by each named executive officer in Fiscal 2007 is as follows:

Name	Company 401(k) Plan Contributions ($)	Company SKERP Contributions ($)	Club Dues ($)	Financial Planning ($)	Auto Allowance ($)	Company-Paid Split-Dollar Life Insurance Premium ($)	Executive Physical ($)	Spouse Travel ($)	Other ($)
Mr. Storch	19,600	457,800	86,200	13,000	12,300	23,300	0	500	—
Mr. Romenesko	19,500	103,700	21,100	—	—	3,400	2,200	2,400	—
Mr. Clark	18,800	92,100	—	—	—	1,400	—	—	—
Mr. McDonald	13,600	82,200	—	—	—	—	—	100	—
Mr. Pulsifer	19,500	20,600	12,200	—	—	13,300	11,900	—	45,800	*

*        In connection with the cessation of benefit accruals (as described above) under the Retirement Plan, effective June 1, 2005, supplemental payments are made on a periodic basis directly to highly compensated employees who were previously receiving grandfathered or transition benefits under the Retirement Plan. This additional benefit is based on a formula that provides for a continuation of grandfathered and transition benefits as previously provided under the Retirement Plan, offset by the value of the retirement benefit contribution (described above) provided under the Retirement Savings Plan.

7          Mr. McDonald resigned as an officer of the Company effective May 31, 2007 and as an employee effective July 31, 2007.

Compensation Arrangement with Chief Executive Officer

The Company has an employment agreement with Mr. Storch that was amended and restated for a term commencing May 31, 2006 and ending May 31, 2010 subject to extension by the parties. The agreement provides for (i) a base salary of not less than $717,100 per year or such increased amount as the Compensation Committee may determine, (ii) an annual cash incentive opportunity of up to 150% of Base Salary for performance against financial goals established by the Compensation Committee; (iii) a long-term equity incentive compensation opportunity to receive shares of restricted stock under the Company’s Stock Benefit Plan as described in the next paragraph below; (iv) specified fringe benefits, including personal use for Mr. Storch and his accompanying family members of Company aircraft (subject to payment by Mr. Storch for each accompanying passenger), annual automobile allowance, payment of country club dues, fees and certain charges, reimbursement of dues, fees, charges and expenses relating to membership in professional clubs/organizations and not-for-profit educational organizations, financial planning and tax preparation services, executive physical, and payment of reasonable legal fees incurred to negotiate the agreement.

Under his long-term incentive opportunity, Mr. Storch can receive restricted stock based on two two-year performance periods, from June 1, 2006 through May 31, 2008 and from June 1, 2008 through May 31, 2010. The value of Mr. Storch’s long-term equity incentive compensation opportunity is equal to $600,000 for achievement of each of the following performance goals: (a) the Company’s net income for each fiscal year within a performance period and (b) return on invested capital for each fiscal year within a performance period, plus an additional award opportunity of up to 50% of the total two-year award, based on the combined achievement against these two goals for each performance period, for an aggregate opportunity value of up to $3.6 million for each two-year performance period. The number of shares available to be granted with respect to each fiscal year within the performance period will be determined at the beginning of each such performance period by dividing $600,000 by the fair market value of one share of Common Stock on that date, based on the NYSE closing price for such date. If at any time during the performance period, the closing price of Common Stock is 50% higher than the price at the beginning of the performance period for 20 consecutive trading days, all performance restricted stock opportunity shares (including the additional 50% opportunity) will be granted immediately.

Grants of Plan-Based Awards Table

The following table sets forth information for each named executive officer with respect to (1) estimated possible payouts under non-equity incentive plan award opportunities for Fiscal 2007, (2) estimated possible payouts under equity incentive plan award opportunities for Fiscal 2007, (3) other stock awards made in Fiscal 2007, and (4) stock options granted in Fiscal 2007.

		Date of	Estimated Possible Payouts Under Non Equity Incentive Plan Awards[3]			Estimated Possible Payouts Under Equity Incentive Plan Awards[4]			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Options and
Name	Grant Date[1]	Committee Action[2]	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)	Options (#)[5]	Awards ($/sh)	Awards[6] ($)

David P. Storch	5/11/07	5/31/06	519,600	742,300		1,113,400	65,000	130,000	130,000	0	0	N/A	4,338,100
Timothy J. Romenesko	5/11/07	5/31/06	123,900	247,800		495,500	15,000	30,000	30,000	0	0	N/A	1,001,100
James J. Clark	5/11/07	5/31/06	—	508,000	[7]	—	15,000	30,000	30,000	0	0	N/A	1,001,100
Mark McDonald	5/11/07	5/31/06	—	400,000	[7]	—	15,000	30,000	30,000	0	0	N/A	1,001,100
Howard A. Pulsifer	5/11/07	5/31/06	93,200	186,400		372,700	15,000	30,000	30,000	0	0	N/A	1,001,100

1          The grant date of restricted stock awards is the date the stock price performance target was achieved.

2          On the date the Compensation Committee established the performance periods, and approved the performance goals, for the restricted stock awards, it also authorized the grant of restricted stock with a grant date of the earlier of the last day of the performance period or the date during each performance period when the Company’s average stock price is 30% higher than the price at the beginning of each performance period for 20 consecutive trading days.

3          Payouts under the Company’s bonus plan covering named executive officers were based on performance for Fiscal 2007, which has now occurred. Thus, the information in these columns reflect the range of potential payouts when the performance goals were set in July 2006. The amounts actually paid under the plan for Fiscal 2007 appear in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. See the “Compensation Discussion and Analysis” section of this Proxy Statement for a description of the bonus plan, including the performance goals.

4          The information in these columns show the range of potential restricted stock grants that could have been earned by the named executive officers based on the two year performance period beginning June 1, 2006. The restricted stock was granted on May 11, 2007, which was the date during the performance period when the Company’s stock price was 30% higher than the price at the beginning of the performance period for 20 consecutive trading days. The actual number of shares of restricted stock awarded for the performance period is as follows:  Mr. Storch, 130,000; Mr. Romenesko, 30,000; Mr. Clark, 30,000; Mr. McDonald, 30,000; Mr. Pulsifer, 30,000.

5          No stock options were granted to any named executive officer in Fiscal 2007.

6          The column shows the grant date fair value, computed in accordance with FAS 123(R), of the restricted stock awarded to each named executive officer in Fiscal 2007.

7          Mr. Clark’s and Mr. McDonald’s Incentive Compensation Program operates on a sliding scale. The target percentage is paid out if their respective business unit meets their specific incentive plan goals exactly. A prorated amount of the target is paid when a goal is not met but exceeds a sliding threshold. There is no limit on the incentive payments each can receive since they receive a flat percentage of each dollar that their respective business unit exceeds the income goal.

Outstanding Equity Awards at Fiscal Year End Table

This table sets forth information for each named executive officer with respect to (1) each stock option that remained outstanding as of May 31, 2007, and (2) each award of restricted stock that was not vested and remained outstanding as of May 31, 2007.

	Option Awards[1]					Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David P. Storch	170,000	0	0	23.50	1/1/08	267,335	8,688,300	0	0
	195,000	0		23.50	1/1/09
	128,556	0		14.96	10/11/10
	29,800	0		22.41	10/11/10
	29,799	0		22.41	10/11/10
	116,668	0		22.41	7/10/11
	95,138	0		16.18	7/9/12
	29,730	0		16.18	7/9/12
	25,724	0		14.96	7/9/12
	33,161	0		14.96	7/21/13
	27,607	0		17.97	7/21/13
Timothy J. Romenesko	15,000	0	0	23.0834	10/8/07	73,184	2,378,400	0	0
	26,750	0		17.75	10/14/08
	25,000	0		22.625	7/13/09
	20,094	0		16.05	7/11/10
	8,425	0		25.52	7/11/10
	4,000	0		14.90	7/10/11
	9,341	0		25.52	7/10/11
	2,141	0		16.05	7/9/12
	2,140	0		16.05	7/9/12
	30,000	0		6.96	7/21/13
	3,977	0		17.50	7/21/13
James J. Clark	6,000	0	0	23.0834	10/8/07	70,434	2,289,100	0	0
	8,750	0		17.75	10/14/08
	12,750	0		22.625	7/13/09
	9,615	0		27.95	7/11/10
	3,000	0		14.90	7/10/11
	6,397	0		27.95	7/10/11
	10,631	0		16.16	7/9/12
	2,801	0		15.33	7/9/12
	2,657	0		16.16	7/9/12
	30,000	0		6.96	7/21/13
	5,493	0		25.34	7/21/13
	5,493	0		25.34	7/21/13

Outstanding Equity Awards at Fiscal Year End Table (cont’d)

	Option Awards[1]					Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark McDonald[4]	2,589	0	0	27.42	10/14/08	67,334	2,188,300	0	0
	4,951	0		27.42	7/13/09
	5,759	0		17.50	7/11/10
	1,000	0		14.90	7/10/11
	3,405	0		17.50	7/10/11
	4,981	0		15.52	7/9/12
	996	0		15.52	7/9/12
	2,000	0		3.20	10/9/12
	206	0		15.52	10/9/12
	183	0		17.50	10/9/12
	116	0		27.42	10/9/12
	30,000	0		6.96	7/21/13
	7,954	0		17.50	7/21/13
Howard A. Pulsifer	12,000	0	0	23.0834	10/8/07	70,034	2,276,100	0	0
	9,100	0		17.75	10/14/08
	5,078	0		25.34	10/14/08
	13,000	0		22.625	7/13/09
	2,767	0		17.00	7/11/10
	1,502	0		17.00	7/11/10
	7,424	0		25.34	7/11/10
	4,030	0		25.34	7/11/10
	3,000	0		14.90	7/10/11
	7,056	0		25.34	7/10/11
	1,592	0		16.18	7/9/12
	6,371	0		16.18	7/9/12
	1,860	0		13.85	7/9/12
	30,000	0		6.96	7/21/13
	5,025	0		13.85	7/21/13
	3,873	0		17.97	7/21/13

1                       All stock options held by named executive officers are fully vested. Certain options listed are “reload” options which have an exercise price equal to the NYSE closing price on the date the original option was exercised but retain the original option expiration date. The Company no longer grants reload options and all outstanding options have been amended to eliminate the reload provisions.

Outstanding Equity Awards at Fiscal Year End Table (cont’d)

2                       These restricted stock awards were granted in connection with attainment of previously established performance goals under the Stock Benefit Plan. The vesting schedules applicable to the restricted stock are as follows:

Restricted Stock Award Grant Date	Vesting Date	Vesting Percentage
10/8/97	10/8/01	30%
	10/8/04	30%
	10/8/07	40%
7/11/00	7/11/04	25%
	7/11/06	25%
	7/11/07	50%
7/21/03	7/21/06	33.33%
	7/21/07	33.33%
	7/21/08	33.34%
5/31/05	7/15/06	20%
	7/16/08	40%
	7/15/10	40%
6/3/05	7/15/06	20%
	7/16/08	40%
	7/15/10	40%
5/11/07	6/1/09	20%
	6/1/11	40%
	6/1/13	40%

Vesting is accelerated upon the participant’s termination of employment as follows:

Retirement (as defined in the Stock Benefit Plan): For the 10/8/97, 7/11/00 and 7/21/03 awards, the awards vest as of such retirement date. For the 5/31/05, 6/3/05 and 5/11/07 awards, the awards vest in accordance with the vesting schedule.

Death or Disability (as defined in the Stock Benefit Plan) on or before third anniversary of grant:  the difference between one-half of the total award shares and the number of shares already vested will vest as of such termination. After the third anniversary of grant:  all award shares vest as of such termination.

3                       This column shows the market value of the unvested restricted stock held by the named executive officers, based on a price of $32.50 per share (the closing market price of the common stock on May 31, 2007).

4                       All restricted stock for Mr. McDonald not vested on July 31, 2007 was forfeited pursuant to the terms of the restricted stock grant due to his resignation.

Option Exercises and Stock Vested Table

This table sets forth information for each named executive officer concerning (1) the exercise of options during Fiscal 2007, (2) the dollar amount realized on exercise of the options, (3) the number of shares of restricted stock that vested during Fiscal 2007, and (4) the value of those vested shares.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise ($)[1]	Acquired on Vesting (#)	on Vesting ($)[2]
David P. Storch	438,836	6,068,300	42,665	971,800
Timothy J. Romenesko	345	3,000	17,041	392,800
James J. Clark	0	0	15,666	360,100
Mark McDonald	0	0	12,666	288,800
Howard A. Pulsifer	0	0	14,416	330,400

1         These amounts represent the pre-tax difference between the option exercise price and the closing market price of the common stock on the date of exercise, multiplied by the number of shares of common stock covered by the options exercised.

2         These amounts represent the closing market price of the common stock on the date of vesting, multiplied by the number of shares that vested.

Retirement Program Benefits

Pension Benefits

The Company provides defined benefit pension benefits under the Supplemental Key Employee Retirement Plan (“SKERP”) and the Retirement Plan. This table shows the years of service currently credited to each named executive officer under the applicable plan and the present value of the accumulated benefit payable under the applicable plan to each named executive officer at the earliest age an unreduced benefit is payable.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)[1]	Present Value Of Accumulated Benefit ($)[2]	Payments During Last Fiscal Year ($)
David P. Storch	Retirement Plan	26.4	549,800	0
	SKERP	N/A	604,000	0
Timothy J. Romenesko	Retirement Plan	24.4	486,000	0
	SKERP	N/A	99,400	0
James J. Clark[3]	Retirement Plan	22.6	144,900	0
	SKERP	N/A	N/A	N/A
Mark McDonald[3]	Retirement Plan	9	51,500	0
	SKERP	N/A	N/A	N/A
Howard A. Pulsifer	Retirement Plan	17.7	907,400	0
	SKERP	N/A	325,500	0

1         Number of Years of Credited Service as of May 31, 2005, the date the plan was frozen.

2         Amounts shown in this column are calculated as of May 31, 2007, which is the measurement date for reporting purposes in the Company’s Annual Report on Form 10-K for Fiscal 2007. See footnote 6 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for an explanation of the assumptions made by the Company in determining the amounts reported in this column.

3         Mr. Clark and Mr. McDonald are not participants in the defined benefit portion of the SKERP.

SKERP — Defined Benefit Portion

The Company provides supplemental retirement benefits to certain executives and key employees under the SKERP. The SKERP, which is a non-qualified plan, contains a defined benefit portion and a defined contribution portion (discussed below). Only Mr. Storch, Mr. Romenesko and Mr. Pulsifer participate in the defined benefit portion of the SKERP, the material terms and conditions of which include the following:

Benefit Accruals:   Under the defined benefit portion of the SKERP, benefits were accrued until October 1, 2001 pursuant to a formula that provides a monthly single life annuity at retirement at age 65 equal to (i) 1/12 of 60% (50% for Mr. Romenesko and Mr. Pulsifer) of Final Average Earnings less (ii) the monthly benefit payable under the Company’s Retirement Plan determined as of October 1, 2001. For purposes of this benefit formula, (i) Final Average Earnings is defined as 1/5 of a participant’s Compensation during the consecutive five years within the last 10 years preceding termination of employment during which such Compensation was the highest, and (ii) Compensation is defined as the participant’s income reported on Form W-2, including pre-tax contributions to the Retirement Savings Plan, reduced by the income attributable to restricted stock and stock options, reimbursements or other expense allowances and fringe benefits. Benefits accrued on and after October 1, 2001 under the defined benefit portion of the SKERP will accrue pursuant to a formula that provides a monthly single life annuity at retirement at age 65 equal to 1/12 of 60% (50% for Mr. Romenesko and Mr. Pulsifer) of 25% of the percentage increase in the participant’s base salary from September 30, 2001 to the date of the participant’s termination of employment. The benefits accrued by each of the three participants under this formula as of May 31, 2006 have been or will be transferred to the defined contribution portion of the SKERP and held in an account established and maintained thereunder for each participant, so that as of June 1, 2008 the entire benefit accrued as of

May 31, 2006 will have been transferred. Of the amounts shown in the “Present Value of Accumulated Benefit” column above, the following amounts remain to be transferred to the defined contribution portion of the SKERP: Mr. Storch $586,000; Mr. Romenesko $93,300; Mr. Pulsifer $310,300.

Benefits accrued under the defined benefit portion of the SKERP for all other participants, including the other named executive officers, ceased on October 1, 2001 and were distributed to them in a lump sum as soon as practicable thereafter.

Benefit Entitlement:   A participant is eligible to receive the benefit accrued under the SKERP following termination of employment when he attains age 65. If a participant terminates employment after he has attained age 55 and his age plus years of service equal or exceed 62, benefits will be paid on the date of his termination or on a date no later than 15 years after termination of employment, as previously specified by the participant.

Form of Benefit Payment:   Each participant has previously elected to have the remainder of his retirement benefit paid in a lump sum. The assumptions set forth in the Company’s Retirement Plan will be used to convert the retirement benefits from an annuity payment to a lump sum. The participant may change the time or form of payment in accordance with procedures set forth in the SKERP.

Forfeiture Events:   A participant will forfeit the retirement benefit if his employment is terminated due to theft, embezzlement or fraud or willful misconduct in the performance of his duties that materially injures the Company, or if during employment or the one-year period thereafter the participant violates the covenant not to compete contained in the SKERP. As a condition to receiving his retirement benefit, a participant must agree in writing to return his benefit, plus 8% interest, in the event of such a forfeiture. The forfeiture provision does not apply if the participant’s termination of employment causes benefits to be paid to him under Change in Control provisions of any agreement between the participant and the Company.

Retirement Plan

The Company’s Retirement Plan is a tax-qualified pension plan. Benefit accruals ceased under the Retirement Plan with respect to most participants, including the named executive officers, effective June 1, 2005. The material terms and conditions of the Retirement Plan as they pertain to the named executive officers are as follows:

Benefit formula:   Until January 1, 2000 benefits were accrued pursuant to a formula that provides a monthly single life annuity at retirement at age 65 equal to 1-1/2% of the participant’s Final Average Earnings reduced by the participant’s Social Security offset determined under the Plan, multiplied by the participant’s years of Credited Service (up to 20). Effective as of January 1, 2000, the Plan was converted to a cash balance type of plan subject to a “grandfather” provision applicable to certain participants based on age and years of service. An account is maintained for each participant which consists of (i) an opening account balance equal to the then present value of the benefit accrued by the participant under the prior formula as of December 31, 1999, (ii) quarterly contributions made by the Company equal to a percentage of compensation based on the participant’s age and years of Credited Service, and (iii) quarterly interest credits made by the Company equal to 25% of the 30-year Treasury securities interest rate for the second month preceding the beginning of each quarter. For purposes of the benefit formulae, “Final Average Earnings” and “Compensation” have the same definitions as used in the SKERP, as discussed above.

The benefits under the Retirement Plan generally ceased accruing on June 1, 2005, although the participants’ cash balance accounts continue to be credited with interest until the benefits are distributed. In connection with the benefit cessation, the Company will continue to make transition credits to the accounts of certain non-highly compensated participants until they have attained 20 years of Credited Service. None of the named executive officers are eligible for these transition credits.

Vesting:   Participants are eligible to receive benefits from the Retirement Plan after completing five years of Vesting Service.

Payment of Retirement Benefits:   Participants can elect to receive their benefits upon termination of employment or they can defer receipt of benefits until normal retirement age (age 65). A participant who terminates employment after age 55 with 10 years of service can elect to receive benefits early, with the normal retirement benefit being reduced by .5% for each of the first 60 months by which the benefit commences before age 65 and .25% for each of the next 60 months by which the benefit commences before age 65. A participant who is not eligible for a normal or early retirement but who has 10 years of service can elect benefits at any time after attaining age 55, with the benefit reduced as described above. Any vested participant can elect benefits at any time after termination of employment, with the benefit actuarially reduced to reflect payment prior to age 65. The Retirement Plan also provides for a disability retirement benefit.

Forms of Benefit Payment:   The normal form of benefit payment for a married participant is a joint and 50% survivor annuity, and the normal form of benefit payment for an unmarried participant is a single life annuity. Participants, with spousal consent if applicable, can waive the normal form and elect to have benefits paid in various annuity forms, which are the actuarial equivalent of the normal form, or in a lump sum.

Retirement Savings Plan:   In connection with ceasing benefits under the Retirement Plan, the Company amended its Retirement Savings Plan to provide additional benefits, as described below in the discussion following the Nonqualified Compensation table.

Nonqualified Deferred Compensation

The Company provides non-qualified deferred compensation benefits under the defined contribution portion of the SKERP. The table below shows the contributions made by each named executive officer and the Company in Fiscal 2007, the earnings accrued on the named executive officer’s account balance in Fiscal 2007 and the account balance at May 31, 2007.

Non-Qualified Deferred Compensation Table

Name	Executive Contributions In Last FY ($)[1]	Registrant Contributions in Last FY ($)[2]	Aggregate Earnings in Last FY ($)[3]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)[4]
David P. Storch	35,500	1,025,700	505,300	0	3,248,700
Timothy J. Romenesko	52,000	194,200	89,700	0	590,800
James J. Clark	4,600	92,100	8,900	0	114,500
Mark McDonald	111,100	82,200	80,600	0	511,800
Howard A. Pulsifer	97,400	320,100	204,400	0	1,569,200

1         The amount of contributions made by each named executive officer and reported in this column in respect of salary deferrals in Fiscal 2007 is included in each named executive officer’s compensation reported on the Summary Compensation Table as Salary. The amount of contributions reported in this column also reflects deferral of cash bonuses paid in Fiscal 2007 but earned and reported on the Summary Compensation Table for Fiscal 2006.

2         This amount includes the amounts transferred from the defined benefit portion of the SKERP to the defined contribution portion of the SKERP during fiscal 2007 for benefits earned prior to fiscal 2007, in the following amounts:  Mr. Storch, $567,900; Mr. Romenesko, $90,400; and Mr. Pulsifer, $299,500. These amounts are not included in the All Other Compensation Table.

3         The investment earnings reported in this column for each named executive officer are not reported on the Summary Compensation Table.

4         The aggregate balance as of May 31, 2007 reported in this column for each named executive officer reflects amounts that have been previously reported as compensation on the Summary Compensation Table for Fiscal 2007 or prior years, except the following amounts of earnings included in the account balance:  Mr. Storch, $852,600; Mr. Romenesko, $138,500; Mr. Clark, $8,800, Mr. McDonald, $123,100 and Mr. Pulsifer, $398,000, and the following cumulative amounts transferred from the defined benefit portion of the SKERP: Mr. Storch, $1,126,800; Mr. Romenesko, $179,500; and, Mr. Pulsifer, $593,700.

SKERP — Defined Contribution Portion

The defined contribution portion of the SKERP covers certain executives and key employees, including all of the named executive officers, and provides the portion of a participant’s benefit that cannot be paid under the Retirement Savings Plan due to any Internal Revenue Code limits, including the limit on the amount of compensation that can be taken into account in determining benefits ($220,000, in 2006 and $225,000 in 2007). The material terms and conditions include the following:

Contributions:   Each participant may make an election prior to the beginning of a calendar year to contribute a portion of his base salary (up to 75%) for that calendar year that exceeds the Code’s compensation limit and a portion of the bonus (up to 75%) paid to him for the Company’s fiscal year beginning in such calendar year that exceeds the Code’s compensation limit. The Company makes a matching contribution under the SKERP using the formula in the Savings Plan (i.e., 20% of the participant’s salary and bonus deferrals made under the SKERP, up to 5% of such salary and bonus), as well as the portion of the Company’s profit sharing contribution that could not be made under the Savings Plan due to the Code’s compensation limit. Beginning January 1, 2006, the Company also makes annual supplemental contributions to the accounts of the Chief Executive Officer (22% of base salary), and certain other executive officers (10% of base salary).  To receive a credit of this contribution, the eligible participant must be employed as of the day before the contribution is made to the SKERP (unless termination of employment is due to death or disability).

Mr. Storch, Mr. Romenesko and Mr. Pulsifer also have amounts held in a supplemental account that were or will be transferred from the defined benefit portion of the SKERP, which represent the lump sum value of each participant’s accrued benefit as of May 31, 2006 under the defined benefit portion. Once transferred, such amounts are subject to the term and conditions of the defined contribution portion of the SKERP.

Vesting:   A participant is fully vested in amounts attributable to his own deferral contributions, as well as the Company matching and profit sharing contributions. A participant vests in amounts attributable to Company supplemental contributions upon the earlier of age 57 with 15 years of service, or age 65. Mr. Storch, Mr. Romenesko and Mr. Pulsifer are fully vested in the amounts of their benefits transferred from the defined benefit portion of the SKERP.

Investments:   Each participant’s plan accounts are credited with earnings and losses based on investment alternatives made available by the plan committee and selected by the participant from time to time. The investment options currently offered under the SKERP consist of 24 mutual funds including 10 “Life Cycle” fund choices. Participants may change investment elections at any time.

Distributions:   Distribution of a participant’s accounts is generally made upon the participant’s termination of employment or on a date no later than 15 years after termination of employment, as previously specified by the participant. Participants were to elect by December 31, 2005 whether their accounts are to be paid in a lump sum or installments not to exceed 15 years (a participant who failed to make an election will have his account paid in a lump sum). Notwithstanding the foregoing, (i) a participant may elect distribution of the portion of his accounts earned and vested as of December 31, 2004 (and earnings thereon) upon six month’s advance written election or if such distribution is subject to a 10% forfeiture; (ii) a participant can change the time and form of payment of the portion of his accounts earned and vested after December 31, 2004 in accordance with procedures set forth in the plan; (iii) a participant can elect a distribution at any time in order to satisfy an unforeseeable hardship (as defined in the plan); (iv) in the event of a potential Change in Control of the Company (as determined by the Board), the portion of the participant’s accounts earned and vested as of December 31, 2004 (including earnings thereon) will be distributed in an immediate lump sum; and (v) in the event of adverse financial condition of the Company occurring prior to January 1, 2008 (as specified in the plan), the Company can elect to distribute within 30 days the amounts credited to participant’s accounts as of March 21, 2006 in an immediate lump sum. Distributions to “key employees” as defined in Code Section 409A upon termination of employment will not be paid earlier than six months following such termination.

Forfeiture Events:   A participant will forfeit the portion of his plan accounts attributable to Company supplemental contributions and to amounts transferred from the defined benefit portion of the SKERP, if applicable, if his employment is terminated due to theft, embezzlement or fraud or willful misconduct in the performance of his duties that materially injures the Company, or if during employment or the one-year period thereafter the participant violates the covenant not to compete contained in the SKERP. As a condition to receiving such amounts, a participant must agree in writing to return such amounts, plus 8% interest, in the event of such a forfeiture. The forfeiture provision does not apply if the participant’s termination of employment causes benefits to be paid to him under Change in Control provisions of any agreement between the participant and the Company.

Retirement Savings Plan

The Retirement Savings Plan is a tax-qualified retirement plan that covers all U.S. employees generally (excluding certain union employees), including the named executive officers. The material terms and conditions are as follows:

Contributions:   A participant can elect to defer 1% to 75% of his Compensation on a pre-tax basis, up to a maximum of $15,500 for 2007, or $20,500 if age 50 or older. Participation for non-union employees is automatic, at a 3% deferral rate, unless the participant affirmatively elects not to participate or to participate with a different deferral amount. The Company provides a matching contribution, a profit sharing contribution and a retirement benefit contribution. The current matching contribution is made as of each payroll period in an amount equal to 20% of the participant’s pre-tax contributions (up to 5% of compensation) to the Plan for such payroll period. The profit sharing contribution is made as of the end of each calendar year and is based on the participant’s pre-tax contributions and the economic performance of the participant’s operating unit and is equal to a percentage of the participant’s compensation, up to 4%. The retirement benefit contribution, which is also made as of the end of each calendar year, was added to the Plan, effective June 1, 2005, and is equal to a percentage of compensation (up to 4%) based on the participant’s age and years of credited service. A participant must have earned a year of service to be eligible for a retirement benefit contribution, and generally must be employed on the last day of the calendar year to receive a profit sharing contribution. Compensation for purposes of determining contributions includes cash compensation shown as income on the participant’s Form W-2, reduced by pre-tax contributions to the plan and excluding the income attributable to restricted stock options, reimbursements or other expense allowances and fringe benefits and subject to the Code’s compensation limit ($225,000 for 2007).

Investments:   Each participant’s plan accounts are credited with earnings and losses based on investment alternatives made available by the plan committee and selected by the participant from time to time. The investment options currently offered under the plan consist of 24 mutual funds including 10 “Life Cycle” fund choices. Participants may change investment elections at any time.

Vesting:   Participants hired prior to July 1, 1999 are fully vested in their accounts under the plan. Participants hired on or after January 1, 1999 are fully vested in their pre-tax contribution accounts, and vest in the Company contribution accounts at a rate equal to 33 1/3% for each year of vesting service (subject to full vesting upon age 65, death or disability.

Distributions:   Participants can elect distributions of the plan accounts upon termination of employment, in a lump sum, an eligible rollover distribution, or, if early or normal retirement has been attained, in installments not to exceed 15 years.

Potential Payments Upon Termination or Change in Control of the Company

The Company provides certain benefits to eligible employees upon certain types of termination of employment, including a termination of employment following a Change in Control of the Company. These benefits are in addition to the benefits to which the employees would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock options and restricted stock that are otherwise vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA). These benefits as they pertain to the named executive officers are as described and set forth in the tables below.

Employment Agreement of David P. Storch

The Company has entered into an employment agreement with Mr. Storch with a term that ends on May 31, 2010 unless the parties mutually agree to an extension. The agreement provides the following severance benefits:

Termination — Prior to a Change in Control:   If employment agreement term expires without extension and Mr. Storch’s employment subsequently terminates for reasons other than Cause, or if prior to a Change in Control either the Company terminates his employment without Cause or Mr. Storch terminates his employment for Good Reason,  he is entitled to (i) continued payment of his base salary for 36 months, and (ii) a lump sum payment equal to three times the average of the cash incentive bonus paid to him for the preceding three fiscal years of the Company. If Mr. Storch’s termination is due to retirement after age 55, he and his eligible dependents are entitled to continued coverage under the Company’s medical, dental and executive health programs for his lifetime (or until he obtains health coverage from a new employer). Payments cease upon any material breach of the confidentiality and non-compete provisions set forth in the agreement, which are in effect for the two-year period following any voluntary termination of employment or a termination of employment by the Company without Cause prior to a Change in Control.

Termination — Following a Change in Control:   If Mr. Storch’s employment is terminated within 24 months following a Change in Control either by the Company for other than Cause or disability or by Mr. Storch for Good Reason, or if his employment terminates for any reason other than disability or death during the 30-day period following the 24th month after a Change in Control, he is entitled to (i) an immediate lump sum payment equal to the sum of (A) any unpaid salary and bonus earned for the preceding fiscal year, (B) a prorata portion of the bonus that would have been paid to the executive had he remained employed until the end of the fiscal year and all performance targets were met, and (C) three times his base salary and cash bonus for either the most recently completed fiscal year prior to the termination or the preceding fiscal year, whichever produces the higher amount, (ii) continued coverage for the executive and his dependents under the Company’s welfare and fringe benefit plans for three years following termination of employment (the executive and his dependents can elect continued medical and dental coverage pursuant to COBRA at the end of such three year period, (iii) a lump sum payment of the additional benefits that would be earned under the Company’s Retirement Savings Plan and SKERP equal to the amount attributable to Company contributions that would have been made had his elective contributions continued and had he accumulated three additional years of service, and a gross-up payment to cover any related income tax liability, (iv) Company-paid outplacement services for the earlier of 18 months or the attainment of new employment (up to a maximum Company expense of 3.5% of the amount paid to Mr. Storch pursuant to (i)(C) above), (v) reasonable legal fees incurred by the executive in enforcing the agreement, and (vi) a gross-up payment to cover any excise and related tax liability arising under Section 280G of the Internal Revenue Code as a result of any payment or benefit arising under the agreement. The agreement’s non-compete provisions do not apply in the case of a termination of employment following a Change in Control.

Termination — Disability:   If Mr. Storch’s employment terminates due to disability, Mr. Storch will receive payment pursuant to the Company’s disability plans then in effect and will continue to receive coverage under the Company’s medical, dental and life insurance plans for three years following such termination.

The agreement also provides that upon any Change in Control, all outstanding stock options and restricted stock vest immediately, and all performance based restricted stock shares will be awarded according to the performance matrix set forth in the  agreement based on the higher of the target or actual Company performance through the date of the Change in Control.

For purposes of the agreement:

“Change in Control” means (i) a person’s acquisition of more than 35% of the voting power of the Company’s outstanding stock, (ii) a merger or consolidation of the Company that results in the holders of the voting stock immediately prior thereto holding less than 60% of the voting stock of the resulting or surviving entity, (iii) a sale of substantially all of the Company’s assets other than to an entity at least 80% owned by the Company, or (iv) the election, without the consent of the incumbent Board, of a majority of the directors then in office.

“Cause” means Mr. Storch’s (i) dishonesty, intentional breach of fiduciary duty, or intentional wrongdoing, (ii) disregard of proper direction from the Board or Company, or (iii) material breach of the Agreement that is not cured within 30 days of receipt of notice from the Company.

“Good Reason” means (i) a material reduction in the nature or scope of Mr. Storch’s duties or responsibilities or in his compensation (including benefits), (ii) his determination that as a result of a material change in employment circumstances he is unable to adequately carry out his duties, (iii) a material breach of the Agreement by the Company that is not cured within 30 days of receipt of notice from Mr. Storch, or (iv) a relocation of his primary place of employment of 50 or more miles.

Severance and Change in Control Agreements

The Company has entered into severance and change in control agreements with the named executive officers other than Mr. Storch and with certain other key employees. The Agreements as they pertain to these named executive officers provide for the following benefits upon the following types of employment termination:

Termination — Prior to a Change in Control:   If a Change in Control of the Company has not occurred and the executive’s employment is terminated by the Company for other than Cause, he is entitled to (i) continued salary for 12 months, or if earlier, until the executive obtains comparable employment, (ii) any earned bonus not yet paid for the preceding fiscal year, and (iii) a prorata portion of the bonus that would have been paid to the executive had he remained employed until the end of the fiscal year in which the termination occurs. Any bonus will be paid in a lump sum on the later of the time bonuses are paid to other officers and the end of the severance period (with interest at the prime rate plus 1% from the earlier of such dates). If the executive terminates his employment, or if the Company terminates the executive’s employment for Cause, the Company may, but is not required to, pay the above-described severance benefits. Severance payments will cease if the executive breaches the confidentiality or non-compete provisions in the agreement, which are in effect for the one-year severance period.

Termination — Following a Change in Control:   If the executive’s employment is terminated within 18 months (24 for Mr. Clark) following a Change in Control by the Company for other than Cause or disability or by the executive for Good Reason, or if the executive’s employment terminates for any reason other than disability or death during the 30-day period following the 18th month (24th month for Mr. Clark) after a Change in Control, he is entitled to (i) an immediate lump sum payment equal to the sum of (A) any unpaid salary and bonus earned for the preceding fiscal year, (B) a prorata portion of the bonus that would have been paid to the executive had he remained employed until the end of the fiscal year and all performance targets were met (including the value of any restricted stock granted in lieu of bonus), and (C) three times his base salary and cash bonus for either the most recently completed fiscal year prior to the termination or the preceding fiscal year, whichever produces the higher amount, (ii) continued coverage for the executive and his dependents under the Company’s welfare and fringe benefit plans (medical, dental and life insurance plans for Mr. Clark) for three years following termination of employment (the executive and his dependents can elect continued medical and dental coverage pursuant to COBRA at the end of such three year period), (iii) an immediate lump sum payment equal to the actuarial equivalent of the additional benefits that would be earned under the Company’s retirement plans with three additional years of service and for Mr. Romenesko, Mr. McDonald and Mr. Pulsifer, a gross-up payment to cover any related income tax liability, (iv) Company-paid outplacement services for the earlier of 18 months or the attainment of new employment (up to a maximum Company expense of 3.5% of the amount paid to the executive pursuant to (i)(C) above), (v) reasonable legal fees incurred by the executive in enforcing the agreement, and (vi) a gross-up payment to cover any excise and related tax liability arising under Section 280G of the Internal Revenue Code as a result of any payment or benefit arising under the agreement. The agreements’ non-compete provisions do not apply in the case of a termination of employment following a Change in Control.

Termination — Disability:   If the executive’s employment terminates due to disability, the executive will receive payment pursuant to the Company’s disability plans then in effect and will continue to receive coverage under the Company’s medical, dental and life insurance plans for three years following such termination.

The agreements also provide that upon any Change in Control, all outstanding stock options and restricted stock will vest immediately.

For purposes of the agreements:

“Change in Control” means (i) a person’s acquisition of more than 20% of the voting power of the Company’s outstanding stock, (ii) a merger or consolidation of the Company that results in the holders of the voting stock immediately prior thereto holding less than 60% of the voting stock of the resulting or surviving entity, (iii) a sale of substantially all of the Company’s assets other than to an entity at least 80% owned by the Company, or (iv) the election, without the consent of the incumbent Board, of the lesser of three directors or a majority of the directors then in office.

“Cause” means the executive’s (i) dishonesty, intentional breach of fiduciary duty, or intentional wrongdoing, (ii) disregard of proper direction from the Board or Company, or (iii) material breach of the Agreement that is not cured within 10 days of receipt of notice from the Company.

“Good Reason” means (i) a material reduction in the nature or scope of the executive’s duties or responsibilities, or in his compensation (including benefits), (ii) if Mr. Storch is not the Chief Executive Officer at the time of termination, the executive’s determination that as a result of a material change in employment circumstances he is unable to adequately carry out his duties, or (iii) a relocation of the executive’s primary place of employment by more than 100 miles.

Split Dollar Insurance Agreements

The Company has also entered into split dollar life insurance agreements with certain key employees, including four of the named executive officers. Under the agreements, the employees own the policies, except that the Company owns the cash value portion of the policies. The Company funds the annual insurance premiums for the policies during the term of the agreement subject to reimbursement from the cash value or death benefit proceeds of the policies. Upon a Change in Control of the Company (as defined above), the Company will prepay all premiums, plus any amounts necessary for the cash value and death benefits to be at the same level at the Change in Control date. If the executive’s employment terminates after a Change in Control and benefits are paid under the

Severance and Change in Control Agreements, the Split Dollar Agreements will continue for the severance period.

Restricted Stock and Stock Options

The severance and change in control agreements provide that on a Change in Control of the Company, all restricted stock and stock options immediately vest.

Mr. Storch’s employment agreement provides that on a Change in Control of the Company, all restricted stock and stock options immediately vest, and all performance-restricted stock shares will be awarded according to the performance matrix set forth in the agreement based on the higher of the target or actual Company performance through the Change in Control date.

A named executive officer’s termination of employment can also result in enhanced benefits under the Company Stock Benefit Plan, depending on the reason for such termination:

If the termination is due to Retirement (as defined in the Plan), options continue to remain exercisable as if employment continues. If the termination is due to Disability (as defined in the Plan) or death, or if the Executive dies within three months of termination for reasons other than cause, options will expire on the earlier of one year from death or the expiration of the option by its terms.

If the termination is due to Retirement (as defined in the Plan) all restricted stock awards vest as of such termination for awards having a grant date earlier than September 1, 2004; awards having a grant date on or after 9/1/04 continue to vest in accordance with their vesting schedule. If the termination is due to Disability (as defined in the Plan) or death on or before the third anniversary of the date of grant, then the difference between one-half of the total award shares and the number of shares already vested will vest as of such termination. If the termination is due to Disability or death after the third anniversary of the date of grant, all awards shares will vest as of such termination.

Table of Potential Payments
Upon Termination of Employment
or Change in Control

The tables set forth below quantify the additional benefits described above that would be paid to each named executive officer under the following termination or change in control event, assuming a change in control or a termination occurred on June 1, 2007.1

1        Mr. McDonald is excluded from the tables because he is no longer an employee of the Company.

Change in Control (No Termination of Employment)

Name	Vesting of Restricted Stock[1] ($)
David P. Storch	8,688,300
Timothy J. Romenesko	2,378,400
James J. Clark	2,289,100
Howard A. Pulsifer	2,276,100

1         Under the Stock Benefit Plan, all restricted stock vests upon a Change in Control of the Company. This amount reflects the number of shares that would have vested upon a Change in Control on June 1, 2007, based on the number of shares multiplied by $32.50, the closing price of the common stock on May 31, 2007. All stock options are already vested.

Termination Prior to a Change in Control

	Other Than Cause					Disability			Death
Name	Salary[1] ($)	Bonus[2] ($)	Stock Options[3]	Restricted Stock[4] ($)	Health & Welfare[5] ($)	Health & Welfare[6] ($)	Stock Options[7] ($)	Restricted Stock[8] ($)	Stock Options[7] ($)	Restricted Stock[8] ($)
David P. Storch	2,304,700	2,727,700	0	0	372,600	52,900	0	3,650,800	0	3,650,800
Timothy J. Romenesko	400,000	0	0	0	0	52,900	0	871,200	0	871,200
James J. Clark	310,500	0	0	0	0	52,900	0	883,400	0	883,400
Howard A. Pulsifer	296,700	0	0	0	0	46,300	0	878,600	0	878,600

1          Per employment agreement (Mr. Storch) and severance and change in control agreements.

2          Per employment agreement (Mr. Storch) and severance and change in control agreements.

3          If termination is due to retirement, options remain exercisable for their term. This amount reflects the value of the options remaining exercisable past the 90 day post-termination period that would otherwise apply upon termination without Cause on June 1, 2007.

4          If termination is due to retirement, restricted stock awards continue to vest in accordance with the award’s vesting schedule subject to compliance with non-compete covenants applicable to all awards.

5          Available if Mr. Storch retires after age 55.

6          Per employment agreement (Mr. Storch) and severance and change in control agreements.

7          Under the Stock Benefit Plan, if termination is due to death or disability, options remain exercisable for one year, or if earlier, until the options expire by their terms. This amount reflects the value of the options remaining exercisable past the 90 day post-termination period that would otherwise apply upon termination without Cause.

8          This amount reflects the value of the restricted stock that would have vested upon termination due to death or disability at June 1, 2007, based on the number of shares, multiplied by $32.50, the closing price of the stock on May 31, 2007.

Termination Following Change in Control1

Name	Salary $	Bonus $	Vesting of Restricted Stock[2] $	Health & Welfare Continuation $	Additional Retirement Plan Credits $	Outplacement Services $	280G Gross-Up $
David P. Storch	2,304,700	3,284,500	0	52,900	1,509,000	195,600	5,643,100
Timothy J. Romenesko	1,200,000	1,207,700	0	52,900	361,100	84,200	2,201,500
James J. Clark	931,500	1,705,700	0	52,900	395,500	92,300	2,324,600
Howard A. Pulsifer	890,200	559,000	0	46,300	72,400	50,700	1,590,700

1         Per employment agreement (Mr. Storch) and severance and change in control agreements.

2     Vesting of restricted stock occurs upon the Change in Control. See Table captioned “Change in Control (No termination of Employment)” table.

VIII. REPORT OF AUDIT COMMITTEE

During Fiscal 2007, the Audit Committee was comprised of five independent directors. Each member of the Audit Committee is independent within the meaning of the applicable SEC regulations, NYSE rules and the Company’s Categorical Standards and Policy for Determining Director Independence, and is qualified as an “audit committee financial expert.”

The Company’s management is primarily responsible for the Company’s financial statements and the quality and integrity of the reporting process and systems of internal control. The Company’s independent registered public accounting firm is responsible for auditing the Company’s financial statements and management’s assessment and the effectiveness of internal controls over financial reporting and for expressing opinions thereon. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties with funding from the Company.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended May 31, 2007, with the Company’s management and representatives of the Company’s independent registered public accounting firm, including a discussion of the reasonableness of significant judgments and accounting estimates, and clarity of disclosures in the financial statements. The Audit Committee also reviewed with management and the independent registered public accounting firm the preparation of the financial statements and related disclosures contained in the Company’s earnings announcements and quarterly reports. Management has represented to the Audit Committee that the Company’s financial statements were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and the independent registered public accounting firm has expressed an opinion based on their audit that the financial statements are in conformance with GAAP in all material respects. The Audit Committee is not responsible for planning or conducting audits, or the determination that the Company’s financial statements are complete and accurate and in accordance with GAAP. That is the responsibility of management and the independent registered public accounting firm.

The Audit Committee reviewed and discussed with the independent registered public accounting firm and management the overall scope and plans for the audit, the quality, adequacy and assessment of the effectiveness of internal controls over financial reporting, and the Internal Audit Department’s management, organization, responsibilities, budget and staffing. The Audit Committee also met with the independent registered public accounting firm representatives without management present and discussed the results of their audits, their evaluation of the Company’s internal controls over financial reporting, disclosure controls and the overall quality (not just acceptability) of the Company’s accounting policies and financial reporting.

The Audit Committee also discussed with the representatives of the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, the independent registered public accounting firm’s independence from the Company and its management, including the matters in the written disclosures and letter furnished to the Audit Committee by the independent registered public accounting firm and required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and determined that the non-audit services provided to the Company by the independent registered public accounting firm are compatible with maintaining the independent registered public accounting firm’s independence.

In reliance on its review of the audited financial statements and the discussions referred to above and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended May 31, 2007, for filing with the Securities and Exchange Commission.

The Audit Committee also (i) reviewed and assessed the adequacy of the Audit Committee Charter and (ii) conducted an Audit Committee self-assessment in which it concluded that the Committee operates effectively and successfully carried out all of its Charter responsibilities.

Audit Committee

James E. Goodwin, Chairman
James G. Brocksmith, Jr.
Gerald F. Fitzgerald, Jr.
Marc J. Walfish
Ronald B. Woodard

IX. PROPOSAL 2
RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company’s Board of Directors appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2008 (“Fiscal 2008”), after consideration and determination of KPMG’s independence in light of all services rendered to the Company and its performance as the Company’s independent registered public accounting firm in prior years. The Board of Directors asks that the stockholders ratify the appointment of KPMG as the Company’s independent registered public accounting firm for Fiscal 2008. Representatives of KPMG are expected to be present at the Annual Meeting, with the opportunity to make a statement if they so desire and to respond to appropriate questions of stockholders.

Independent Registered Public Accounting Firm Fees And Services

The Company’s independent registered public accounting firm reports to, and is engaged at the direction of, the Audit Committee.

The following table sets forth the aggregate fees billed by KPMG to the Company for Fiscal 2007 and Fiscal 2006 for audit, audit related, tax, and other services provided by the Company’s independent registered public accounting firm:

Independent Registered Public Accounting Firm Fees and Services

Type of Fees	Fiscal 2007	Fiscal 2006
Audit Fees	$1,335,000	$1,265,000
Audit Related Fees[1]	140,800	117,600
Tax Fees[2]	200,200	193,000
All Other Fees[3]	—	28,900

1         Audit related fees in FY2006 were for a comfort letter, statutory audits of foreign subsidiaries and acquisition due diligence assistance; audit related fees in FY2007 were for acquisition due diligence and statutory audits of foreign subsidiaries.

2         Tax fees include federal tax return reviews.

3         All other fees in FY2006 include consultation and assistance regarding government contract accounting.

Audit Committee pre-approval is required for any audit, audit related, tax or other services to be provided by the independent registered public accounting firm in excess of $100,000 in the aggregate, with the Audit Committee Chairman to report any decisions to pre-approve such services to the full Audit Committee at its next meeting.

Information regarding security ownership of management and certain beneficial owners is incorporated by reference to the information contained under the caption “Security Ownership of Management and Others” in Part III on pages 7 and 8 above.

Vote Required

The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and voting at the Annual Meeting is required to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

X. OTHER BUSINESS

Management knows of no other matters which are to be brought before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the named proxy holders will vote all proxies in their discretion and best judgment on such other matters.

XI. STOCKHOLDER PROPOSALS
FOR THE 2008 ANNUAL MEETING

Any stockholder who wishes to present a proposal for consideration at the Annual Meeting of Stockholders to be held in 2008 must submit such proposal in accordance with the rules promulgated by the Securities and Exchange Commission. Under the Company’s By-Laws, in order for a proposal to be eligible for action by the stockholders at and inclusion in the Company’s Proxy Statement and form of proxy relating to the  2008 Annual Meeting, the stockholder must submit such proposal to the Company, in writing, to be received by the Secretary of the Company, AAR CORP., One AAR Place, 1100 N. Wood Dale Road, Wood Dale, Illinois 60191, no later than April 21, 2008.

A stockholder proposal submitted outside Rule 14a-8 under the Exchange Act for presentation at the 2008 Annual Meeting will be considered untimely for purposes of Rules 14a-4 and 14a-5 under the Exchange Act if notice of the stockholder proposal is received by the Company after April 16, 2008.

By Order of the Board of Directors
Howard A. Pulsifer
Secretary

August 31, 2007

UPON THE WRITTEN REQUEST OF ANY RECORD HOLDER OR BENEFICIAL OWNER OF COMMON STOCK OF AAR CORP., THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM l0-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED MAY 31, 2007. REQUESTS SHOULD BE MADE TO MR. HOWARD A. PULSIFER, SECRETARY, AAR CORP., ONE AAR PLACE, 1100 N. WOOD DALE ROAD, WOOD DALE, ILLINOIS 60191, (630) 227-2000.

APPENDIX 1

AAR CORP.
CATEGORICAL STANDARDS AND POLICY FOR
DETERMINING DIRECTOR INDEPENDENCE

It is the policy and practice of AAR CORP. (“AAR” or “Company”) that the directors of the Company, when carrying out their duties, must exercise their independent judgment in good faith and in the best interests of the Company and its shareholders as a whole.

In addition, it is the policy of the Company that a majority of its directors, and all directors serving on the Audit Committee, Compensation Committee and Nominating and Governance Committee, shall be “independent”, as determined by the Board in accordance with the independence standards of the New York Stock Exchange (“NYSE”).

At least once each year, the Board shall review the “independence” of each director and any nominee for director and make a determination whether the director or nominee has any material relationship with the Company (either directly or indirectly as a partner, shareholder, or officer of an organization that has a relationship with the Company) that would impair the director’s ability to exercise independent judgment as a member of the Board.

To assist it in determining a director’s “independence”, the Board has adopted the following categorical standards for determining director “independence” status with respect to service as a director1:

1.                For purposes of these guidelines, “AAR” or “Company” includes each of the Company’s subsidiaries and “immediate family member” means the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the person’s home; provided, that any such persons who no longer have any such relationship as a result of legal separation or divorce, or death or incapacitation, shall not be considered immediate family members.

2.                No director shall be independent if he/she does not meet the independent standards adopted from time to time by the NYSE. Specifically, a director will not be “independent” if, currently or within the preceding three years:

(i)               the director is or was an employee of the Company, or whose immediate family member is or was an executive officer of the Company; or

(ii)            the director or an immediate family member of the director receives or received more than $100,000 in direct compensation from AAR in any year during the most recent three year period, other than director and committee fees, pension or other forms of deferred compensation for prior service; or

(iii)         (A) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such firm; (C) the director has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was, within the last three years (but is no longer), a partner or employee of such firm and personally worked on the Company’s audit during that time; or

(iv)         the director or an immediate family member of the director is or was within the last three years an executive officer of another company on whose Compensation Committee any of AAR’s present elected officers serves or served; or

1         Directors serving on the Audit Committee must also meet the enhanced “independence” requirements under applicable NYSE rules and SEC regulations (see paragraph 6 below).

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(v)            the director or an immediate family member of the director is or was an executive officer, partner, employee, or greater than 10% owner of another company that makes payments to, or receives payments from, the Company that in any single fiscal year exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues (payments to and payments from are compared against the benchmarks separately).

3.                In determining director independence, the Board will give consideration to all known relevant facts and circumstances.

4.                Subject to the Board’s determination pursuant to this Section 4, the following commercial or charitable relationships are deemed not material relationships that would impair a director’s independence unless otherwise determined by the Board after considering all relevant facts and circumstances:

(i)               The director or an immediate family member of the director receives or received less than $100,000 in direct compensation from the Company in any year other than director and committee fees, pensions or other forms of deferred compensation for prior service;

(ii)            The director or an immediate family member of the director is an executive officer, partner, employee, or has an ownership interest in, another company that does business with the Company and the gross annual revenues from such business to the Company or such other company account for less than the greater of $1 million or 2% of their respective gross annual revenues;

(iii)         If a director or an immediate family member of the director serves as an officer, director or trustee of a charitable organization, and AAR’s charitable contributions to the organization do not exceed in any year the greater of $50,000 or 1% of that organization’s total annual charitable receipts.

Notwithstanding the foregoing, if a director or his/her immediate family member has another significant relationship with the Company that is not described in Section 2 or this Section 4, or, at any time, is the subject of a written request by any director to the Chairman of the Nominating and Governance Committee requesting a review of another director’s independent status and stating the reasons therefor, then the Board of Directors will determine whether that director’s relationship is a “material relationship” that would impair the director’s ability to exercise independent judgement as a member of the Board.

5.                Any determination of director independence notwithstanding the existence of a potential material relationship due to exceeding the threshold in Section 4, will be disclosed in the Company’s proxy statement, as required by the NYSE rules.

6.                Members of the Audit Committee must satisfy the enhanced “independence” criteria under applicable rules of the Securities and Exchange Commission and the New York Stock Exchange from time to time. In particular, the following enhanced “independence” qualifying criteria shall apply with respect to directors selected for service on the Audit Committee:

•       Director may not have accepted any direct or indirect consulting, advisory or other compensatory fee from the Company other than amounts received as compensation for membership on the Board or Board committees, pension or other forms of deferred compensation for prior service.

•       Director may not be an “affiliated person”, i.e. a person who directly or indirectly controls, is controlled by or is under common control with, the Company (typically, one who is an executive officer or who owns more than 10% of the Company’s securities is considered an “affiliated person”).

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Dear Stockholder:

We encourage you to submit your proxy for the voting of your shares electronically either by telephone or the Internet.  This will eliminate the need to return your proxy card.  You will need your proxy card and Social Security Number (where applicable) when voting your shares electronically.

The Computershare Vote by Telephone and Vote by Internet systems can be accessed 24 hours a day, seven days a week up until the day prior to the meeting.

Note:  If you submit your proxy over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible.

THANK YOU FOR VOTING YOUR SHARES. YOUR VOTE IS IMPORTANT!

Do not return this Proxy Card if you are submitting your proxy by telephone or the Internet

Wood Dale, Illinois — Serving the Worldwide Aviation/Aerospace Industry

U.S. Locations
• Alabama • Arkansas • California	• Connecticut • Florida • Georgia	• Indiana • Michigan • New Jersey	• New Mexico • New York • North Carolina	• Oklahoma • Tennessee	• Texas • West Virginia

International Locations:
• Amersterdam • Australia	• Brazil • China	• England • France	• Germany • Japan	• Malaysia • Singapore

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — AAR CORP.

This Proxy is Solicited on Behalf of the Board of Directors for the October 17, 2007 Annual Meeting of Stockholders to be held at AAR CORP.’s headquarters, One AAR Place, 1100 North Wood Dale Road, Wood Dale, Illinois, on Wednesday, October 17, 2007, at 9:00 A.M. (CST).

The undersigned hereby appoints DAVID P. STORCH and HOWARD A. PULSIFER, or either of them, with full power of substitution, as Proxies, and hereby authorizes them to represent the undersigned at the 2007 Annual Meeting of Stockholders of AAR CORP. to be held on October 17, 2007, or any adjournment thereof, and to vote all shares of AAR CORP. Common Stock which the undersigned would be entitled to vote if personally present.

1.	Elect four Class II directors to serve until the 2010 Annual Meeting of Stockholders; nominees: Norman R. Bobins, Gerald F. Fitzgerald, Jr., James E. Goodwin, and Marc J. Walfish (see reverse side).
2.	Ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for fiscal year ending May 31, 2008 (see reverse side).

AS TO EACH ITEM SET FORTH ON THE REVERSE HEREOF, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE AND, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2.

(Continued and to be dated and signed on reverse side.)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Class II Directors:	For	Withhold			For	Withhold		For	Withhold

	01 - Norman R. Bobins*	☐	☐	02 - Gerald F. Fitzgerald, Jr.*		☐	☐	03 - James E. Goodwin*	☐	☐

	04 - Marc J. Walfish*	☐	☐

* Each to serve until the 2010 Annual Meeting of Stockholders.

				For	Against	Abstain

2.	Ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for fiscal year ending May 31, 2008.			☐	☐	☐

As to any other business that may come before the 2007 Annual Meeting, or any adjournment thereof, this Proxy will be voted in the discretion of the proxies.

B	Non-Voting Items
Change of Address — Please print new address below.					Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

(Please sign as name appears hereon. Joint owners should all sign. Executors, administrators, trustees, etc. should so indicate when signing. If signer is a corporation, sign full corporate name by duly authorized officer who adds his or her name and title.)

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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